Exhibit 10(z)

EXECUTION COPY

STOCK PURCHASE AGREEMENT

BY AND AMONG

RGII TECHNOLOGIES, INC., BUYER

AUTOMATED INFORMATION MANAGEMENT, INC.

AND

CYNTHIA F. HARDY, SELLER

April 1, 2004

TABLE OF CONTENTS

1.	DEFINITIONS
2.	PURCHASE AND SALE OF THE COMPANY SHARES
	2.1	Basic Transaction
	2.2	Cash Closing Amount
	2.3	The Closing
	2.4	Determination of Working Capital Adjustment
	2.5	Adjustment to Cash Closing Amount
	2.6	Escrow
	2.7	Purchase Price
3.	REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION
	3.1	Representations and Warranties of the Seller
	3.2	Representations and Warranties of the Buyer
4.	REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY
	4.1	Organization, Qualification, and Corporate Power
	4.2	Capitalization
	4.3	Noncontravention
	4.4	Brokers’ Fees
	4.5	Title to Assets
	4.6	Subsidiaries
	4.7	Financial Statements
	4.8	Events Subsequent to Most Recent Fiscal Year End
	4.9	Undisclosed Liabilities
	4.10	Legal Compliance
	4.11	Tax Matters
	4.12	Real Property
	4.13	Intellectual Property
	4.14	Sufficiency of Assets
	4.15	Contracts
	4.16	Powers of Attorney
	4.17	Insurance
	4.18	Litigation

	4.19	Employees and Contractors
	4.20	Employee Benefits
	4.21	Guaranties
	4.22	Environmental, Health, and Safety Matters
	4.23	Governmental Licenses and Permits
	4.24	Government Contracts
	4.25	Liability for Cost and Pricing Data
	4.26	Notes and Accounts Receivable
	4.27	Organizational Conflicts of Interest
	4.28	Customers and Suppliers
	4.29	Affiliated Transactions
	4.30	Defense Articles, Defense Services and Technical Data
	4.31	Disclosure
	4.32	Bank Accounts
5.	ADDITIONAL AGREEMENTS OF THE PARTIES
	5.1	General
	5.2	Litigation Support
	5.3	Transition
	5.4	Confidentiality
	5.5	Company’s Accountants
6.	CONDITIONS TO OBLIGATION TO CLOSE
	6.1	Conditions to Obligation of the Parties Generally
	6.2	Conditions to Obligation of the Buyer
	6.3	Conditions to Obligation of the Seller
7.	INDEMNIFICATION
	7.1	Indemnification by the Seller
	7.2	Indemnification by the Buyer
	7.3	Supplemental Indemnification by Seller
	7.4	Survival of Representations and Warranties of the Seller
	7.5	Certain Limitations on Indemnification Obligations
	7.6	Defense of Claims
	7.7	Non-Third Party Claims
	7.8	Liability of the Company

	7.9	Tax Treatment
	7.10	Exclusive Remedy
	7.11	No Right of Contribution
	7.12	Set-Off
8.	TAX MATTERS
	8.1	Company Status
	8.2	Post-Closing Tax Returns
	8.3	Transfer Taxes
	8.4	Audits and Contests Regarding Taxes
	8.5	Cooperation on Tax Matters
	8.6	Certain Taxes
	8.7	Purchase Price Allocation to Covenant Not to Compete
	8.8	Buyer Actions Prohibited
	8.9	Amended Tax Returns
9.	FEES RELATING TO TRANSACTION
	9.1	Brokerage Fees
	9.2	Other Fees and Expenses
10.	MISCELLANEOUS
	10.1	Press Releases and Public Announcements
	10.2	No Third-Party Beneficiaries
	10.3	Entire Agreement
	10.4	Succession and Assignment
	10.5	Counterparts
	10.6	Headings
	10.7	Notices
	10.8	Governing Law
	10.9	Amendments and Waivers
	10.10	Severability
	10.11	Expenses
	10.12	Construction
	10.13	Incorporation of Exhibits and Disclosure Schedules
	10.14	Specific Performance
	10.15	Submission to Jurisdiction

10.16	Waiver of Jury Trial
10.17	Waiver of Certain Rights

EXHIBIT LIST

Exhibit A —	Form of Escrow Agreement
Exhibit B —	Financial Statements
Exhibit C —	Form of Employment Agreement
Exhibit D —	Form of Release of Claims
Exhibit E —	Form of Opinion of Counsel to the Seller
Exhibit F —	Form of Confidentiality and Non-Competition Agreement
Exhibit G —	Form of Consulting Agreement

DISCLOSURE SCHEDULES LIST

Schedule 1 — Employee Bonuses
Schedule 4.1 — Officers and Directors
Schedule 4.3 — Non-Contravention
Schedule 4.4 — Brokers’ Fees
Schedule 4.6 — Subsidiaries
Schedule 4.8 — Events Subsequent to Most Recent Fiscal Year End
Schedule 4.9 — Liabilities
Schedule 4.11 — Tax Matters
Schedule 4.12 — Real Property
Schedule 4.13 — Intellectual Property
Schedule 4.15 — Contracts
Schedule 4.17 — Insurance
Schedule 4.18 — Litigation
Schedule 4.19.1 — Employees
Schedule 4.19.2 — Contractors
Schedule 4.19.3 — Company Policies, Rules and Procedures
Schedule 4.20 — Employee Benefits Plans
Schedule 4.22 — Environmental, Health and Safety Matters
Schedule 4.24.1 — Government Contracts
Schedule 4.24.2 — Claims and Protests
Schedule 4.24.3 — Compliance
Schedule 4.24.4 — Violations; Breaches
Schedule 4.24.6 — Default Notices; Terminations
Schedule 4.24.7 — Claims and Disputes
Schedule 4.24.10 — Government Audits
Schedule 4.24.14 — Events or Omissions
Schedule 4.24.15 — Internal Audits
Schedule 4.24.17 — Assignments of Government Contract
Schedule 4.24.18 — Indirect Costs
Schedule 4.24.19 — Government-Furnished Items
Schedule 4.24.20 — Warranties and Guaranties
Schedule 4.24.21 — Facility Security Clearances
Schedule 4.27 — Organizational Conflicts of Interest
Schedule 4.28 — Customers and Suppliers
Schedule 4.29 — Affiliated Transactions
Schedule 4.32 — Bank Accounts

v

Schedule 6.2.12 — Company Obligations
Schedule 6.2.19 — Consents, Permits and Approvals

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), is made as of April 1, 2004, by and among RGII TECHNOLOGIES, INC., a Maryland corporation (the “Buyer”), AUTOMATED INFORMATION MANAGEMENT, INC., a Maryland closely held corporation (the “Company”), and CYNTHIA F. HARDY (“Seller”). The Buyer, the Company and the Seller are referred to collectively herein as the “Parties.”

RECITALS

WHEREAS, the Buyer desires to acquire all of the capital stock of the Company.

WHEREAS, the Seller is the record and beneficial owner of 100% of the issued and outstanding capital stock of the Company, which, as of the date hereof, consists of 1,000 shares of common stock, par value $.10 per share (the “Company Shares”).

WHEREAS, the Buyer desires to acquire and the Seller desires to sell, the Company Shares under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.             DEFINITIONS. “Actual Working Capital” has the meaning set forth in Section 2.5.1 below.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local or foreign law.

“Agreement” has the meaning set forth in the preface above.

“Basket Amount” has the meaning set forth in Section 7.5 below.

“Buyer Party(ies)” means the Buyer, its Affiliates and the officers, directors and representatives of such Persons; provided that (i) the Company shall be a Buyer Party after the Closing and (ii) neither the Seller nor any of the Seller’s Affiliates shall be a Buyer Party at any time.

“Buyer” has the meaning set forth in the preface above.

“Cash Closing Amount” has the meaning set forth in Section 2.2 below.

“Cash Purchase Price” has the meaning set forth in Section 2.5.1 below.

“CHC” means Computer Horizons Corp., the parent of the Buyer.

“Closing Date” has the meaning set forth in Section 2.3 below.

“Closing Payment Certificate” has the meaning set forth in Section 2.4.1 below.

“Closing” has the meaning set forth in Section 2.3 below.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Shares” has the meaning set forth in the Recitals above.

“Company’s Accountants” means Deloitte & Touche LLP.

“Company” has the meaning set forth in the preface above.

“Confidential Information” means any information concerning the business and affairs of the Company that is not already generally available to the public.

“Contract Disputes Act” has the meaning set forth in Section 4.24.5 below.

“Cost Accounting Standards” means the United States Government Cost Accounting Standards as set forth in 48 C.F.R. 9904.

“Defense Articles” has the meaning set forth in Section 4.30 below.

“Defense Services” has the meaning set forth in Section 4.30 below.

“Determination” has the meaning set forth in Section 2.4.2 below.

“Direct Contract Costs” means, with respect to any period, the aggregate amounts of labor and other direct expenses, including, without limitation, expenses for materials, subcontracts, consultants and travel.

“Disclosure Schedules” has the meaning set forth in Section 3.1 below.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in ERISA §3(3)) and each other employee benefit plan, program or arrangement of any kind that the Company maintains, to which the Company contributes or has any obligation to contribute, or with respect to which the Company has any Liability.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Encumbrance” means any equity, claim, lien, pledge, option, warrant, charge, demand, easement, security interest, mortgage, deed of trust, right-of-way, restriction, purchase rights, preemptive rights, encumbrance, right of setoff or adverse interest of any kind or character.

“Environmental Claim” has the meaning set forth in Section 7.4 below.

“Environmental, Health, and Safety Requirements” shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

“ERISA Affiliate” means each entity which is treated as a single employer with the Company for purposes of Code §414(b), (c), (m) and (o).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Claim” has the meaning set forth in Section 7.4 below.

“Escrow Account” shall have the meaning set forth in Section 2.6 below.

“Escrow Agent” shall have the meaning set forth in Section 2.6 below.

“Escrow Amount” shall have the meaning set forth in Section 2.6 below.

“Exchange Act” means the Exchange Act of 1934, as amended.

“FAR” has the meaning set forth in Section 4.24.3 below.

“Fiduciary” has the meaning set forth in ERISA §3(21).

“Financial Statements” has the meaning set forth in Section 4.7 below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“General Claim” has the meaning set forth in Section 7.4 below.

“Government Contract Bid” means any offer, proposal or quote for goods or services to be delivered to or in support of a Governmental Authority under a proposed prime contract or a proposed subcontract (at any tier) under a proposed prime contract.

“Government Contract” means any contract of the Company with a Governmental Authority, including without limitation any blanket purchasing agreement or task order pursuant to such a contract; the term “Government Contract” also includes any subcontract (at any tier) of the Company with another entity that holds either a prime contract with such a Governmental Authority or a subcontract (at any tier) under such a prime contract.

“Government-Furnished Items” has the meaning set forth in Section 4.24.19 below.

“Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator.

“Indebtedness” means without duplication, all indebtedness or other obligation of the Company for borrowed money. For the avoidance of doubt, all deferred rent or other lease obligations set forth on Schedule 4.12 (other than capitalized lease obligations) shall be specifically excluded from this definition of “Indebtedness.”

“Independent Accounting Firm” shall mean PriceWaterhouseCoopers LLP or such other nationally recognized accounting firm having no relationship with the Seller, the Company Buyer and CHC and mutually agreed upon by the Buyer and the Seller.

“Indirect Costs” means any fringe benefits, general and administrative expenses and overhead expenses.

“Insurance Policies” has the meaning set forth in Section 4.17 below.

“Intellectual Property” means: (a) all inventions, all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, divisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and all goodwill associated with any of the foregoing, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases and related documentation), and (g) all other proprietary rights.

“IRS” is the Internal Revenue Service of the United States Department of Treasury.

“Employment Agreement” has the meaning set forth in Section 6.2.8 below.

“Knowledge” means actual knowledge and the knowledge which a director, officer and Knowledgeable Employee should have in the reasonable performance of their duties. When used with respect to the Company, “Knowledge” means both (a) the Knowledge of the directors and officers of the Company and (b) the Knowledge of the Knowledgeable Employees.

“Knowledgeable Employees” means each of Seller, Michael Hardy, Bette Burgess, Deon Buffaloe, Gloria Butters and Beverly Jackson.

“Law” means any law, statute, code, ordinance, regulation or rule of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“License” means any security clearance, permit, license, variance, franchise, order, approval, consent, certificate, registration or other authorization of any foreign, federal, provincial, state and local governments, governmental agencies, judicial authority or regulatory body, and other similar rights.

“Losses” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, Encumbrances, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Material Adverse Effect” means, with respect to any Person, such state of facts, event(s), change(s) or effect(s) that had, has or would reasonably be expected to have a material adverse effect on the assets, business, financial condition, results of operations, customer, supplier or employee relations of such Person taken as a whole.

“Material Lease” means any Lease that is material to the business of the Company as presently conducted.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in Section 4.7 below.

“Most Recent Fiscal Month End” has the meaning set forth in Section 4.7 below.

“Most Recent Fiscal Year End” has the meaning set forth in Section 4.7 below.

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“Non-Compete Agreements” has the meaning set forth in Section 6.2.11 below.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Conflict of Interest” has the meaning set forth in Section 4.27 below.

“Party” has the meaning set forth in the preface above.

“Permitted Encumbrances” means (a) Encumbrances for Taxes or governmental charges or claims not yet due and payable, (b) statutory Encumbrances of landlords, carriers, warehousemen, mechanics and materialmen and other similar Encumbrances imposed by Law in the Ordinary Course of Business for sums not yet due and payable, and (c) easements, rights-of-way, restrictions and other similar charges or Encumbrances on real property, in each case which do not materially interfere with the ordinary conduct of the business of the Company.

“Person” means an individual, a partnership, a corporation, a limited liability entity, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

“Pre-Closing Period” has the meaning set forth in Section 8.2 below.

“Pre-Closing Taxes” has the meaning set forth in Section 7.3.3 below.

“Prohibited Transaction” has the meaning set forth in ERISA §406 and Code §4975.

“Purchase Price” has the meaning set forth in Section 2.7 below.

“Related Party” has the meaning set forth in Section 4.29 below.

“Related Party Agreement” has the meaning set forth in Section 4.29 below.

“Related Party Obligation” has the meaning set forth in Section 4.29 below.

“Release of Claims” has the meaning set forth in Section 6.2.9 below.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preface above.

“Subsidiary” means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce income or franchise Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) and losses or deductions deferred by the Code or other applicable Law.

“Tax Claims” has the meaning set forth in Section 7.4 below.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority (whether federal, state, local, municipal, foreign or otherwise) responsible for the imposition, collection or administration of any Tax.

“Technical Data” has the meaning set forth in Section 4.30 below.

“Transfer Taxes” has the meaning set forth in Section 8.4 below.

“Transaction Documents” means, collectively, this Agreement, the Employment Agreements, the Release of Claims, the Non-Compete Agreement and the other documents and instruments to be executed and or delivered in connection with the transactions contemplated by this Agreement.

“United States Government” means the government of the United States of America, its agencies and instrumentalities.

“Working Capital” means the difference (whether positive or negative) of (a) the current assets of the Company as of the Closing Date, minus (b) the current liabilities of the Company as of the Closing Date, in each case as determined in accordance with GAAP immediately prior to the consummation of the purchase and sale of the Company Shares contemplated hereby. Notwithstanding the foregoing, the Parties intend that “current liabilities” taken into account in computing Working Capital shall include (without limitation) all liabilities for accrued or deferred Taxes allocable to taxable periods or a portion thereof ending on or before the Closing Date, balance sheet reserves for billings in excess of revenues, 401(k) plan withholdings, bonus plan accruals and the amount of transaction expenses, if any, payable after the Closing and not otherwise paid out of the Cash Closing Amount and bonuses, if any, that may become payable to Company employees after Closing as set forth on Schedule 1 hereto.

“Working Capital Threshold” means $1,100,000.

2.             PURCHASE AND SALE OF THE COMPANY SHARES.

2.1         Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, 100% of the issued and outstanding Company Shares for the consideration specified below in this Section 2. The purchase price for the Company Shares is $13,725,000 increased by the amount Actual Working Capital exceeds the Working Capital Threshold and decrease the amount Actual Working Capital is less than the Working Capital Threshold.

2.2         Cash Closing Amount. In consideration for the sale by the Seller of the Company Shares to the Buyer, at the Closing, the Buyer shall pay to the Seller $12,725,000 plus the amount by which Working Capital is estimated to exceed the Working Capital Threshold, if applicable, or minus the amount by which the Working Capital Threshold is estimated to exceed Working Capital, if applicable, such estimate as determined in accordance with Section 2.4.1 (together, the “Cash Closing Amount”), by wire transfer of immediately available funds to Seller’s account; and in addition the Buyer shall deposit $1,000,000 into escrow pursuant to Section 2.6 hereof.

2.3          The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Reed Smith LLP, 1301 K Street, N.W., Suite 1100 - East Tower, Washington, DC 20005, commencing at 10:00 a.m. local time on the date of this Agreement or such other date as the Buyer and the Seller may agree (the “Closing Date”) and the Closing shall be deemed to have occurred as of 12:01 a.m. on the Closing Date. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 6.2 below, (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 6.3 below, (iii) Seller will deliver to the Buyer stock certificates representing all of Seller’s Company Shares, endorsed in blank or accompanied by duly executed assignment documents, (iv) the Buyer will deliver to the Seller the Cash Closing Amount specified in Section 2.2 above and (v) Buyer will deliver the Escrow Amount to the Escrow Agent.

2.4          Determination of Working Capital Adjustment.

2.4.1       Determination of Estimated Working Capital. Not later than three, nor more than five business days prior to the Closing Date, the Seller shall prepare and deliver to the Buyer a certificate certifying the Seller’s good faith estimate of the Working Capital of the Company as of the Closing Date, and including an estimated unaudited balance sheet of the Company as of the Closing Date and also certifying that as of Closing, Company shall have no long term Indebtedness. Such determination of Working Capital shall be in accordance with GAAP and consistent with the Company’s historical financial statements. As promptly as practicable but not later than one business day prior to the Closing, the Buyer shall identify any adjustments that it believes are required to the certificate delivered by the Seller. If the Seller disputes any such adjustments, the Buyer and the Seller shall use reasonable best efforts to resolve such dispute, after which the Seller shall re-deliver to the Buyer the certificate with such adjustments as the Parties have agreed are appropriate. (The form of certificate finally delivered pursuant to this Section 2.4.1 and acceptable to the Buyer and the Seller is referred to herein as the “Closing Payment Certificate” and shall be used to determine the Cash Closing Amount under Section 2.2.)

2.4.2       Determination of Actual Working Capital. Within 45 days after the Closing Date, the Buyer will prepare and deliver to the Seller a certificate, signed by Buyer, certifying the Buyer’s determination of the actual Working Capital of the Company as of the Closing Date, and identifying any adjustments to the Purchase Price as a result of such amounts being greater or less than the amounts set forth on the Closing Payment Certificate. If the Seller does not object to Buyer’s certificate within 30 days after receipt, or accepts such certificate during such 30 day period, the Purchase Price shall be adjusted as set forth in Buyer’s certificate, and payment made in accordance with Section 2.5. If the Seller objects to the Buyer’s certificate, the Seller shall notify the Buyer in writing of such objection within 30 days after the Seller’s receipt thereof (such notice setting forth in reasonable detail the basis for such objection). During such 30 day period, the Buyer shall permit the Seller access to such work papers relating to the preparation of the Buyer’s certificate, as may be reasonably necessary to permit the Seller to review in detail the manner in which the Buyer’s certificate was prepared. The Buyer and the Seller shall thereafter negotiate in good faith to resolve any such objections. If the Buyer and the Seller are unable to resolve all of such differences within twenty (20) calendar days of the Buyer’s receipt of Seller’s objections, the items in dispute will be referred for determination as promptly as practicable to the Independent Accounting Firm, which shall be jointly engaged by the Buyer, on the one hand, and the Seller, on the other hand, pursuant to an engagement letter in customary form which each of the Buyer and the Seller shall execute. If PriceWaterhouseCoopers LLP is unable to serve as the Independent Accounting Firm and the Buyer and the Seller have failed to reach agreement on an Independent Accounting Firm within ten (10) calendar days following the termination of the twenty (20) calendar-day period referred to in the immediately preceding sentence, then the Independent Accounting Firm shall be selected by the American Arbitration Association. The Independent Accounting Firm shall prescribe procedures for resolving the disputed items and in all events shall make a written determination, with respect to such disputed items only, whether and to what extent, if any, the Closing Payment Certificate and the accompanying calculations of the Working Capital and/or Indebtedness of the Company at Closing require adjustment based on the terms and conditions of this Agreement (the “Determination”). The Determination shall be based solely on presentations with respect to such disputed items by the Buyer and the Seller to the Independent Accounting Firm and not on the Independent Accounting Firm’s independent review; provided, that such presentations shall be deemed to include, without limitation, any work papers, records, accounts or similar materials delivered to the Independent Accounting Firm by the Buyer or the Seller in connection with such presentations and any materials delivered to the Independent Accounting Firm in response to requests by the Independent Accounting Firm. Each of the Buyer and the Seller shall use its reasonable best efforts to make its presentation as promptly as practicable following submission to the Independent Accounting Firm of the disputed items, and each such party shall be entitled, as part of its presentation, to respond to the presentation of the other party and any question and requests of the Independent Accounting Firm. The Buyer and the Seller shall instruct the Independent Accounting Firm to deliver the Determination to the Buyer and the Seller no later than thirty (30) calendar days following the date on which the disputed items are referred to the Independent Accounting Firm. In deciding any matter, the Independent Accounting Firm (i) shall be bound by the provisions of this Section 2.4.2, (ii) may not assign a value to any item greater than the greatest value for such item claimed by either the Buyer or the Seller or less than the smallest value for such item claimed by the Buyer or the Seller, and (iii) shall be bound by the express terms, conditions and covenants set forth in this Agreement, including the definition of Working Capital contained herein. In the absence of fraud or manifest error, the Determination shall be conclusive and binding upon the Buyer and the Seller. The Independent Accounting Firm shall consider only those items and amounts in the Buyer’s certificate which the Buyer and the Seller were unable to resolve. The determination of the

Independent Accounting Firm shall be final, conclusive, non-appealable and binding upon the Buyer and the Seller for all purposes hereunder. All fees and expenses (including reasonable attorney’s fees and expenses and fees and expenses of the Independent Accounting Firm) incurred in connection with any dispute over the Buyer’s certificate shall be borne by the Parties based on the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party.

2.5          Adjustment to Cash Closing Amount.

2.5.1                     The Working Capital amount determined in accordance with Section 2.4.2 (the “Actual Working Capital”) shall be used to calculate post closing adjustments to the Cash Closing Amount by calculating the difference between $12,725,000, plus the amount by which Actual Working Capital exceeds the Working Capital Threshold, if applicable, or minus the amount by which the Working Capital Threshold exceeds the Actual Working Capital, if applicable (the “Cash Purchase Price”). If the Cash Purchase Price is less than the Cash Closing Amount, then the Seller shall pay to the Buyer an amount equal to such deficiency (plus interest thereon at an annual rate of 4% from the Closing Date to the date of payment).

2.5.2                     If the Cash Purchase Price is greater than the Cash Closing Amount, then the Buyer shall pay to the Seller an aggregate amount equal to the amount of such excess (plus interest thereon at an annual rate of 4% from the Closing Date to the date of payment).

2.5.3                     All payments to be made to either the Buyer or the Seller pursuant to this Section 2.5 shall be made by wire transfer of immediately available funds to Seller’s account or Buyer’s account, as applicable, within three (3) business days after the date on which Actual Working Capital is finally determined pursuant to Section 2.4 above.

2.6          Escrow.  At the Closing, Buyer shall withhold $1,000,000 (the “Escrow Amount”), from the Seller and shall instead deliver the Escrow Amount to an escrow agent selected by Buyer and reasonably acceptable to Seller (the “Escrow Agent”) for deposit into escrow (the “Escrow Account”). The Escrow Amount shall be held pursuant to the provisions of an escrow agreement in the form of Exhibit A hereto (the “Escrow Agreement”). The Escrow Amount will be available to compensate Buyer for Losses as provided in Sections 7.1 and 7.3. To the extent that there is an Escrow Amount remaining in the Escrow Account which has not been reserved for claims under the Escrow Agreement, such Escrow Amount will be released to the Seller on the earlier of: (i) the date the financial statements of the Company have been audited by an auditor designated by CHC or (ii) March 31, 2005.

2.7          Purchase Price. The purchase price for the Company Shares shall be the sum of the Cash Purchase Price plus the Escrow Amount.

3.           REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION.

Except for those representations and warranties expressly set forth in this Article 3, Seller makes no other representations or warranties, express or implied, at law or in equity, of any kind or nature whatsoever concerning the organization, business, assets, liabilities and operations of the Company or any other matters.

3.1          Representations and Warranties of the Seller.            Except as set forth in the attached disclosure schedules delivered by the Seller to the Buyer on the date hereof  (the “Disclosure Schedules”), Seller represents and warrants to the Buyer that the statements contained in this Section 3.1 are correct and complete. The Disclosure Schedules shall be arranged according to the numbered and lettered paragraphs in this Section 3.1, and any disclosure shall qualify (x) the corresponding paragraph in this Section 3.1 and (y) any other paragraph(s) in this Section 3.1 only to the extent that such disclosure clearly states that it also qualifies or applies to such other paragraph(s).

3.1.1       Authorization of Transaction.          Seller has full power and authority to execute and deliver this Agreement and to perform Seller’s obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally. Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

3.1.2       Noncontravention.               Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which Seller or the Company is subject, (B) violate, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller or the Company is a party or by which Seller or the Company is bound or to which any of Seller’s or the Company assets is subject, or (C) result in the imposition or creation of an Encumbrance upon or with respect to the Company Shares.

3.1.3       Brokers’ Fees.     Except for Aronson Capital Advisors LLC, the Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

3.1.4       Ownership of Shares.         Seller holds of record and owns beneficially all one thousand (1,000) of the issued and outstanding Company Shares, free and clear of all Taxes and Encumbrances. At the Closing, Seller represents the Company Shares will be transferred to Buyer or its designated Affiliate, whereupon the transferee will acquire good, valid and marketable title to the Company Shares free and clear of all Encumbrances. Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of any capital stock of the Company. Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company, and there are no issued or outstanding options, warrants, purchase rights, shares, subscription rights, conversion rights, preemptive rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock.

3.2          Representations and Warranties of the Buyer. Except as set forth in the attached Disclosure Schedules, the Buyer represents and warrants to the Seller that the statements contained in this Section 3.2 are correct and complete. The Disclosure Schedules shall be arranged according to the numbered and lettered paragraphs in this Section 3.2, and any disclosure shall qualify (x) the corresponding paragraph in this Section 3.2 and (y) any other paragraph(s) in this Section 3.2 only to the extent that such disclosure clearly states that it also qualifies or applies to such other paragraph(s).

3.2.1       Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

3.2.2       Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

3.2.3       Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which the Buyer is subject or any provision of its certificate of incorporation or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

3.2.4       Brokers’ Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

4.           REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

Except as set forth in the attached Disclosure Schedules, the Seller hereby represents and warrants to the Buyer that the statements contained in this Section 4 are correct and complete. The Disclosure Schedules shall be arranged according to the numbered and lettered paragraphs in this Section 4, and any disclosure shall qualify (x) the corresponding paragraph in this Section 4 and (y) any other paragraph(s) in this Section 4 only to the extent that such disclosure clearly states that it also qualifies or applies to such other paragraph(s). The Seller and the Company hereby acknowledge that nothing in the Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the applicable Disclosure Schedule(s) identifies such exception with particularity. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). Except for those representations and warranties expressly set forth in Article 3 and this Article 4, Seller makes no other representations or warranties, express or implied, at law or in equity, of any kind or nature whatsoever concerning the organization, business, assets, liabilities and operations of the Company or any other matters.

4.1          Organization, Qualification, and Corporate Power.  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Company has all requisite corporate power and authority to own, lease and operate the assets owned, leased and operated by it and to carry on its business as currently being conducted and contemplated top be conducted by it. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except where the failure would not have a Material Adverse Effect. Schedule 4.1 identifies the directors and officers of the Company. The Seller and the Company have delivered to the Buyer correct and complete copies of the certificate of incorporation and bylaws of the Company (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Company are correct, accurate and except as provided on Schedule 4.1, complete in all material respects.

4.2          Capitalization. The entire authorized capital stock of the Company consists of 10,000 shares of common stock, $.10 par value per share, of which 1,000 shares are issued and outstanding and 9,000 shares are authorized but unissued. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable, free of preemptive rights, and are held of record, and beneficially owned, by the Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, preemptive rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company, nor has the Company committed to issue any of the foregoing. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

4.3          Noncontravention.  Except as set forth on Schedule 4.3, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, Order, charge, or other restriction of any Governmental Authority to which the Company is subject or any provision of the certificate of incorporation or bylaws of the Company, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice, report or other filing (whether with a Governmental Authority or other third party) or give rise to any payments or compensation under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (iii) or result in the imposition of any Encumbrance upon any of the Company Shares or the Company’s assets. Except as set forth in Schedule 4.3, neither the Company nor the Seller needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement.

4.4          Brokers’ Fees. Except as set forth on Schedule 4.4, the Company has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

4.5          Title to Assets. The Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Encumbrances, excluding Permitted Encumbrances and except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

4.6          Subsidiaries. The Corporation has no Subsidiaries. Except as set forth on Schedule 4.6, the Company (i) has never had a Subsidiary and (ii) does not own or hold the right to acquire any shares of stock or any other security or interest in any other Person.

4.7          Financial Statements. Attached hereto as Exhibit B are the following Company financial statements (collectively, the “Financial Statements”): (i) audited balance sheets, statements of income, statements of cash flows and changes in stockholders’ equity, as of and for the fiscal years ended December 31, 2001 and December 31, 2002 and December 31, 2003, along with the related notes thereto (the “Most Recent Fiscal Year End”) for the Company; and (ii) unaudited balance sheet and statements of income, changes in stockholders’ equity, and cash flows (the “Most Recent Financial Statements”) as of and for the two months ended February 29, 2004 (the “Most Recent Fiscal Month End”) for the Company. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except that the unaudited interim financial statements will not contain any footnotes, may not contain all adjustments required by GAAP and will be subject to year-end adjustment); present fairly the financial condition, the results of operations, shareholders’ equity and cash flow of the Company in all material respects; are correct and complete; and are consistent with the books and records of the Company.

4.8          Events Subsequent to Most Recent Fiscal Year End. Except as set forth on Schedule 4.8, since the Most Recent Fiscal Year End, there has not been any change in the business, financial condition, operations, results of operations, assets, customer, supplier or employee relations (other than changes in general economic conditions) which has had, or is reasonably likely to have, a Material Adverse Effect on the Company or its business as presently conducted. Without limiting the generality of the foregoing, since that date:

4.8.1       the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, that are material, either individually or in the aggregate, to the Company’s business, outside the Ordinary Course of Business;

4.8.2       the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $25,000 or outside the Ordinary Course of Business;

4.8.3       no party (including the Company) has accelerated, terminated, made material modifications to, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 to which the Company is a party or by which it is bound nor, to the Knowledge of the Seller and the Company, threatened any of the foregoing actions;

4.8.4       except for Permitted Encumbrance, the Company has not caused or permitted any Encumbrance to be imposed upon any of its assets, tangible or intangible, that are material, either individually or in the aggregate, to the Company’s business;

4.8.5       the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $10,000 or outside the Ordinary Course of Business;

4.8.6       the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

4.8.7       the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $5,000 singly or $20,000 in the aggregate and has not repaid or returned any note, bond or other debt of the Company;

4.8.8       the Company has not incurred, created or otherwise become liable for any Indebtedness and has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

4.8.9       the Company has not amended, cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business and has not accelerated collection of accounts receivable, delayed payment of accounts payable;

4.8.10     the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property that is material, either individually or in the aggregate, to the Company’s business;

4.8.11     there has been no change made or authorized in the certificate of incorporation or bylaws of the Company;

4.8.12     the Company has not issued, sold, exchanged, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

4.8.13     the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock, or granted any Person any option or other right to acquire any shares of capital stock or other securities of the Company;

4.8.14     the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to property that is material, either individually or in the aggregate, to the Company’s business;

4.8.15     the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees;

4.8.16     the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

4.8.17     other than in the Ordinary Course of business, the Company has not granted any increase in the compensation of any of its directors, officers or employees;

4.8.18     the Company has not adopted, amended, modified, or terminated, in any material respect, any bonus, profit sharing, incentive, severance, employee benefit or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

4.8.19     except as set forth on Schedule 4.8, the Company has not entered into or modified any retention, severance or incentive agreement related to the transactions contemplated by this Agreement;

4.8.20     the Company has not made any other change in employment terms, compensation or benefits for any of its directors, officers, and employees;

4.8.21     the Company has not changed any method or principle of accounting except to the extent required by GAAP or as advised by the Company’s independent accountant;

4.8.22     the Company has not made any material Tax election, or settled any Tax liability; and

4.8.23     the Company has not committed to or agreed to undertake any of the foregoing.

4.9          Undisclosed Liabilities. Except as disclosed on Schedule 4.9, the Company has no Liability (and, to the Knowledge of the Company and the Seller, there is no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand pending or threatened against the Company that would reasonably be expected to give rise to any Liability), except for (i) Liabilities set forth on the Most Recent Balance Sheet, and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business or as a result of the transactions contemplated hereby (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

4.10        Legal Compliance. Each of the Company and its predecessors and Affiliates has complied with all applicable Laws and Orders, and no action, suit, proceeding, hearing,

investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

4.11        Tax Matters.

4.11.1  The Company has duly and timely filed all Tax Returns required to have been filed by it. All such Tax Returns are true, correct and complete in all respects. Except as set forth in the Disclosure Schedules, all Taxes required to have been paid by the Company (whether or not shown on any Tax Return) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Taxing Authority in writing (or, to the Knowledge of the Seller or the Company, made in any other manner), for a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

4.11.2  The Company has complied with all applicable laws regarding payment and withholding of Taxes and has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Person.

4.11.3  Neither the Seller nor any director or officer (or employee responsible for Tax matters) of the Company expects any Taxing Authority to assess against the Company any additional Taxes with respect to any taxable period for which Tax Returns have been filed by or on behalf of the Company. There is no dispute or claim concerning any Tax Liability of the Company either (A) claimed or raised by any Taxing Authority in writing or (B) as to which the Seller or the Company has Knowledge based upon personal contact with any agent of such Taxing Authority. Schedule 4.11 lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods commencing July 1, 1995 and ended on or before December 31, 2003, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller and the Company have delivered to the Buyer correct and complete copies of all such federal income Tax Returns, examination reports with respect to such income Tax Returns, and statements of income Taxes assessed against or agreed to by the Company since July 1, 1995 which were not shown on the face of such income Tax Return.

4.11.4  The Company has not executed any agreement waiving any statute of limitations in respect of assessment or collection of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that has continuing effect, or granted any power of attorney in respect to the Company with respect to any matter related to Taxes which is currently in force. There are no agreements currently in effect between the Company and any Tax Authority with respect to the payment in installments of any tax liability after the Closing Date.

4.11.5  The Company has not filed a consent under Code §341(f) concerning collapsible corporations. The Company has not made any payments, is not obligated to make any payments in connection with the transactions contemplated by this Agreement that would be excess parachute payments within the meaning of Code § 280G. The Company has not been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(l)(A)(ii). Except as provided on the Disclosure Schedules, the Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. The Company is not a party to any Tax allocation or sharing agreement. The Company (A) has never been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and (B) does not have any Liability for the Taxes of any Person (other than the Company) under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. The Company does not have a “net required payments balance” as defined in Section 7519 of the Code.

4.11.6  The unpaid Taxes of the Company (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

4.11.7  The Company will not be required to include any item of income in, nor will the Company exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any change in method of accounting for a taxable period ending on or prior to the Closing Date under Code §481(c) (or any corresponding or similar provision of state, local or foreign income Tax law). The Company is not a party to any “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date that would have continuing effect after the Closing Date. The Company has no (A) gain from intercompany transaction which has been deferred pursuant to Treasury Regulations Section 1.1502-13 or any excess loss account described in Treasury Regulations Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign income Tax law) arising in any taxable period or portion thereof ending before the Closing Date; (B) installment sale or open transaction disposition made on or prior to the Closing Date, income from which would be required to be reported by the Company after the Closing Date; or (C) prepaid income amount received on or prior to the Closing Date not required to have been reported in computing taxable income for periods ending on or before the Closing Date, except, in each case, to the extent adequately reserved for in the Most Recent Financial Statement or arising in the Ordinary Course of Business since the Most Recent Fiscal Month End.

4.11.8  The Company has had in effect at all times since July 1, 1999 a valid election under Section 1362(a) of the Code to be treated as an S corporation, and since that date has validly been treated in a similar manner for purposes of the income tax laws of all states in which it has been subject to taxation where analogous treatment is legally available. Neither the Seller nor the Company has taken or omitted to take any action which action or inaction would cause the Company to cease to be treated as an S Corporation for federal and applicable state and local Tax purposes for any period since July 1, 1999.

4.12        Real Property.

4.12.1     The Company does not own any real property.

4.12.2     Schedule 4.12 sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). The Company has delivered to the Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. With respect to each of the Leases which is a Material Lease:

4.12.2.1.          such Lease is legal, valid, binding, enforceable and in full force and effect;

4.12.2.2.          the transaction contemplated by this Agreement does not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

4.12.2.3.          the Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and, to the Knowledge of the Seller and the Company, there are no disputes with respect to such Lease;

4.12.2.4.          neither the Company nor any other party to the Lease is in breach or default under such Lease, and, to the Knowledge of the Seller and the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

4.12.2.5.          no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full;

4.12.2.6.          the Company does not owe, nor will it owe in the future, any brokerage commissions or finder’s fees with respect to such Lease;

4.12.2.7.          the other party to such Lease is not an affiliate of, and otherwise does not have any economic interest in, the Company;

4.12.2.8.          the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof;

4.12.2.9.          the Company has not collaterally assigned or granted any other security interest in such Lease or any interest therein; and

4.12.2.10.        there are no liens or encumbrances on the estate or interest created by such Lease.

4.13        Intellectual Property. Schedule 4.13 (i) lists all patents, registrations and applications for registration of Intellectual Property owned by the Company, (ii) lists all trade names, domain names and material unregistered trademarks owned by the Company, (iii) describes all material inventions and material unregistered copyrights owned by the Company, (iv) lists all software developed and/or owned by the Company, and (v) lists all material trade secrets of the Company. The Company owns, free from any Encumbrance, or has a valid, enforceable and fully paid up license or other right to use, all material Intellectual Property used in the business of the Company or necessary to operate the business of the Company as currently conducted. All Intellectual Property owned or used by the Company in the operation of its business as of the date hereof will be owned or available for use by the Company on identical terms and conditions immediately following the Closing. The Company has taken all necessary action, performed all customary acts, and has paid all fees and taxes (to the extent applicable), required to protect and maintain in full force and effect all Intellectual Property owned by the Company. No claim by any third party has been made contesting the validity, enforceability, use or ownership of the Intellectual Property owned or used by the Company, and Seller and Company have no Knowledge of any basis for such claim. Neither the Company nor the Seller has received any notices (including any cease-and -desist letters or offers to license) alleging infringement or misappropriation of any third party Intellectual Property. To the Knowledge of the Company and the Seller, no third party is infringing, misappropriating or otherwise engaging in unauthorized use of the Intellectual Property of the Company. Except as set forth on Schedule 4.13, each current and former employee, consultant and officer of the Company has executed an agreement with the Company requiring such employee, consultant or officer to maintain the confidentiality of the Company’s proprietary information and assign all Intellectual Property developed by such employee, consultant or officer to the Company or its designee. The Company has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties.

4.14        Sufficiency of Assets. The Company owns and has good and marketable title, free and clear of Encumbrances, to all of its assets. The Company owns or has a valid leasehold interest in all of the tangible and intangible assets (including, without limitation, all buildings, machinery, equipment, and other tangible assets) necessary for the conduct of its business as presently conducted. Each such tangible asset is free from material defects (patent and latent), has been maintained in accordance with normal industry practice, is in satisfactory operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

4.15        Contracts.  Schedule 4.15 identifies each of the executory contracts, commitments, arrangements, undertakings and other agreements to which the Company is a party (other than Government Contracts and Related Party Agreements, which are set forth separately on Schedule 4.24.1 and Schedule 4.29, respectively):

4.15.1     for the lease of personal or real property to or from any Person providing for lease payments in excess of $20,000 per annum;

4.15.2     for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, which reasonably would be expected to result in a material loss to the Company, or involve consideration in excess of $20,000;

4.15.3     concerning a partnership or joint venture;

4.15.4     under which the Company has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $20,000 or under which it has imposed an Encumbrance on any of its assets, tangible or intangible;

4.15.5     concerning confidentiality, noncompetition or which restricts any business by the Company, or the ability to solicit or hire any Person;

4.15.6     with respect to any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

4.15.7     any collective bargaining agreement;

4.15.8     for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $20,000 or providing material severance benefits;

4.15.9     under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

4.15.10  under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect on the Company;

4.15.11  the performance of which involves the payment of consideration by the Company in excess of $20,000 per annum;

4.15.12  relating to Intellectual Property (other than those related to retail shrinkwrap software licensed by the Company for a total cost of less than $2,000 each instance) including licenses, permits, sublicenses or the development of Intellectual Property; or

4.15.13  which is a stock purchase agreement, asset purchase agreement, or other acquisition or divestiture agreement entered into by the Company since its inception.

The Company has delivered to Buyer a true and complete copy of such written contract required to be listed in Schedule 4.15. Neither the Company nor, to the Seller’s Knowledge, any other party to such contract is in breach or default thereunder, and no event has occurred which, with notice or lapse of time or both would constitute a breach or default thereof, or permit termination, modification or acceleration thereunder.

4.16        Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of the Company.

4.17        Insurance.  Schedule 4.17 contains a description (including the name of the insurer, the policy number, and the period, amount and scope of coverage) of each insurance policy maintained by the Company with respect to its properties, assets and business (collectively, the “Insurance Policies”). Each Insurance Policy (i) is legal, valid, binding, enforceable and in full force and effect as of the Closing and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby. The Company is not in default with respect to its obligations under any Insurance Policy, nor has the Company been denied insurance coverage. Except as set forth on Schedule 4.17, the Company does not have any self-insurance or co-insurance programs. Except as set forth on Schedule 4.17, the reserves set forth on the Most Recent Balance Sheet are adequate to cover all liabilities with respect to any such self-insurance or co-insurance programs including, without limitation, all terminal liabilities. In the three (3) year period ending on the date hereof, the Company has not received any notice from, or on behalf of, any insurance carrier relating to or involving any change in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy, or requiring or suggesting material alteration of any of the Company’s assets, purchase of additional equipment or material modification of any of the Company’s methods of doing business. The Company has not made any claim against an insurance policy as to which the insurer is denying coverage.

4.18        Litigation.  Except as set forth on Schedule 4.18, there is no action, indictment, arbitration, suit, proceeding or, to the Knowledge of the Seller and the Company, investigation pending against, or to the Knowledge of the Seller and the Company, threatened against or affecting, the Seller or the Company with respect to the Company or the Company’s business as it is presently conducted before any Governmental Authority. The actions, suits and proceedings listed on Schedule 4.18 will not, either individually or in the aggregate, have a Material Adverse Effect on the Company. Except as set forth on Schedule 4.18, neither the Seller nor the Company is in violation of and, to the Knowledge of the Seller and the Company, is not under investigation with respect to and, to the Knowledge of the Seller and the Company, has not been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment or Order.

4.19        Employees and Contractors.

4.19.1   Schedule 4.19.1  contains a list of all employees of the Company, along with the position, date of hire, annual rate of compensation (or with respect to employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), most recent increase (or decrease) in compensation and amount thereof, and estimated or target annual incentive compensation of each such person. None of such employees is a party to a written employment agreement or contract with the Company and each is employed “at will.” Each employee has entered into the Company’s standard form of employee non-disclosure and invention assignment agreement with the Company, a copy of which has been previously delivered to the Buyer. To the Knowledge of the Seller and the Company, no executive, key employee, or group of employees has any plans to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Company has not committed any material unfair labor practice. Neither the Seller nor the Company has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

4.19.2     Schedule 4.19.2 contains a list of all independent contractors (excluding government subcontractors) currently engaged by the Company, along with the position, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Each such independent contractor has entered with the Company into a written independent contractor agreement, a copy of which has been previously delivered to the Buyer. For the purposes of applicable Law, including without limitation the Code, all independent contractors who are, or within the last six years have been, engaged by the Company are bona fide independent contractors and not employees of the Company.

4.19.3     There are no written policies, rules or procedures applicable to employees of the Company other than those set forth in Schedule 4.19.3. True and complete copies of such policies have been delivered to Buyer.

4.19.4     The Company is not delinquent in payments to any of its employees for wages, salaries, commissions, bonuses or other direct compensation for services performed by such employees or for reimbursement of expenses.

4.20        Employee Benefits.

4.20.1     Schedule 4.20 sets forth a complete and correct list of each Employee Benefit Plan.

4.20.2     Each Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

4.20.3     All required reports and descriptions (including annual reports (IRS Form 5500), summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. The requirements of COBRA have been met in all material respects with respect to each Employee Benefit Plan which is an Employee Welfare Benefit Plan subject to COBRA.

4.20.4     All contributions (including all employer contributions and employee salary reduction contributions) which are due have been made within the time periods prescribed by ERISA and the Code to each Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

4.20.5     Each Employee Benefit Plan which is intended to meet the requirements of a “qualified plan” under Code §401 (a) has received a determination from the IRS that such Employee Benefit Plan is so qualified, and nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan. Each such Employee Benefit Plan has been timely amended to comply with the provisions of recent legislation commonly referred to as “GUST” and timely submitted to the IRS for a determination letter that takes such amendments into account.

4.20.6     The Seller and the Company have delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the IRS, the most recent annual report (IRS Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements which implement each such Employee Benefit Plan. Except as set forth in Schedule 4.20, each Employee Benefit Plan may be amended, terminated or otherwise discontinued at the will by the Company without liability for such amendment, termination or discontinuance (other than costs of administration and accelerated vesting, as required by law).

4.20.7     Neither the Company nor any ERISA Affiliate maintains, sponsors, contributes to, or has any Liability under (or with respect to) any “defined benefit plan” (as defined in Section 3(35) of ERISA), or any Multiemployer Plan, or otherwise has any Liability under Title IV of ERISA. No asset of the Company is subject to any lien under ERISA or the Code.

4.20.8       There have been no Prohibited Transactions with respect to any Employee Benefit Plan which would result in liability to the Company. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan which would result in any liability to the Company. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any Employee Benefit Plan (other than routine claims for benefits) is pending or threatened.

4.20.9     The Company does not maintain, contribute to or have an obligation to contribute to, or any Liability with respect to, any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees of the Company (or any spouse or other dependent thereof) other than in accordance with COBRA.

4.21        Guaranties. The Company is not a guarantor nor is it otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

4.22        Environmental, Health, and Safety Matters.

4.22.1  Each of the Company and its Affiliates has complied and is in compliance in all material respects with all Environmental, Health, and Safety Requirements, including, without limitation, all permits, Licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such permits, Licenses and other authorizations is set forth on Schedule 4.22.

4.22.2     The Company has not received any written or oral notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any material investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

4.22.3     The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or that would reasonably be anticipated to give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigatory, remedial or corrective obligations, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended or any other Environmental, Health, and Safety Requirements.

4.22.4     Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any material obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health, and Safety Requirements.

4.22.5     The Seller and the Company have furnished to the Buyer all environmental audits, reports and other material environmental documents relating to the Company’s, or its affiliates’, past or current properties, facilities or operations, which are in their possession or under their reasonable control.

4.23        Governmental Licenses and Permits.  The Company owns or possesses all right, title and interest in and to all Licenses which are necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it. The Company is in compliance with the material terms and conditions of such Licenses. After the Closing, it is expected that the Company shall no longer be eligible for Small business status, small disadvantage business status or protégé status. Other than as provided in the preceding sentence, no loss or expiration of any License is pending or, to the Knowledge of the Seller and the Company, threatened or reasonably foreseeable (including, without limitation, as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated hereby.

4.24        Government Contracts.

4.24.1     Part I of Schedule 4.24.1 lists all current Government Contracts active for calendar years 2003 or 2004, and with respect to each such listed Government Contract, Part I of Schedule 4.24.1 accurately lists: (A) the contract name; (B) the award date; (C) the customer; (D) the contract end date; and (E) as applicable, whether the Current Government Contract is premised on the Company’s 8(a) status, small business status, small disadvantaged business status, protégé status, or other preferential status. Attached to Part I of Schedule 4.24.1 is the “contract data sheet” maintained by the Company for each current Government Contract listed on Part I of Schedule 4.24.1 for which the Company is the prime contractor. Part II of Schedule 4.24.1 lists the Company’s current project charge codes, and with respect to each such charge code, Part II of Schedule 4.24.1 accurately lists: (A) the customer; (B) the customer’s contract number corresponding to the charge code; (C) the customer’s order number; (D) the Company’s internal project charge code number; (E) the corresponding project name; (F) the end date; (G) inception to February 29, 2004 funding; (H) inception to February 29, 2004 revenue and (I) the ceiling values of the contract (excluding task orders and blanket purchase agreements). The Company has no Government Contracts that have fixed price task orders or that are billed on a fixed price basis. Part III of Schedule 4.24.1 lists all Government Contract Bids, including task order bids under Current Government Contracts submitted by the Company and for which no award has been made thirty (30) days or more prior to the date of this Agreement, and with respect to each such Government Contract Bid, Part III to Schedule 4.24.1 accurately lists: (1) the customer agency and title; (2) the request for proposal (RFP) number or, if such Government Contract Bid is for a task order under a prime contract, the applicable prime contract number, (3) the date of proposal submission; (4) the expected award date, if known; (5) the estimated period of performance; (6) the estimated value based on the proposal, if any; and (7) except for Government Contract Bids for task orders, whether such Government Contract Bid is premised on the Company’s 8(a) status, small business status, small disadvantaged business status, protégé status, or other preferential status. The Company and the Seller have delivered or made available to Buyer true and complete copies of all Government Contracts (except for task orders pursuant to such Government Contracts) and of all Government Contract Bids and all material documentation related thereto requested by Buyer. The Company has not exceeded the authorized funding (spending level) of any task or task order. Neither the Seller nor the Company has made any representation with regard to the amount or likelihood of any awards under such Government Contract Bids.

4.24.2     Except as set forth on Schedule 4.24.2, (A) the Company has not received written notification of cost, schedule, technical or quality problems that could reasonably result in claims against the Company (or successors in interest) by a Governmental Authority, a prime contractor or a higher-tier subcontractor; (B) there are no Government Contracts pursuant to which the Company is, to the Knowledge of the Company and the Seller, reasonably likely in the near future to experience cost, schedule, technical or quality problems that could reasonably result in claims against the Company (or successors in interest) by a Governmental Authority, a prime contractor or a higher-tier subcontractor; (C) to the Knowledge of the Company and the Seller, all of the Government Contracts were legally awarded, are binding on the parties thereto, and are in full force and effect; (D) the Government Contracts are not currently the subject of bid or award protest proceedings, and, to the Knowledge of the Company and the Seller, no such Government Contracts are reasonably likely to become the subject of bid or award protest proceedings; and (E) no Person has notified the Company that any Governmental Authority intends to seek the Company’s agreement to lower rates under any of the Government Contracts or Government Contract Bids, including but not limited to any task order under any Government Contract Bids.

4.24.3     Except as set forth on Schedule 4.24.3 and with respect to current Government Contracts active for calendar years 2003 or 2004, (A) the Company has fully complied with all material terms and conditions of each Government Contract and Government Contract Bid to which it is a party; (B) the Company has complied, in all material respects, with all statutory and regulatory requirements, including but not limited to the Service Contract Act, the Procurement Integrity Act, the Federal Procurement and Administrative Services Act, the Federal Acquisition Regulation (“FAR”) and related cost principles and the Cost Accounting Standards, where and as applicable to each of the Government Contracts and Government Contract Bids, (C) the representations, certifications, and warranties made by the Company with respect to the Government Contracts or Government Contract Bids were accurate in all material respects as of their effective date, and the Company has fully complied with all such certifications in all material respects; (D) no termination for default, cure notice or show cause notice has been issued and remains unresolved with respect to any Government Contract or Government Contract Bid, and, to the Knowledge of the Company and the Seller, no event, condition or omission has occurred or exists that would constitute grounds for such action; (E) no past performance evaluation received by the Company with respect to any such Government Contract has set forth a default or other material failure to perform thereunder or termination or default thereof; and (F) to the Knowledge of the Company and the Seller, no money currently due to the Company pertaining to any Government Contract or Government Contract Bid has been withheld or set-off.

4.24.4     Except as set forth in Schedule 4.24.4, with respect to the Government Contracts, no Governmental Authority, prime contractor or higher-tier subcontractor under a Government Contract or any other Person has notified the Company of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification that could reasonably be expected to materially affect payments under Government Contracts or adversely affect the award of Government Contracts to the Company in the future.

4.24.5     The Company has not taken any action and is not a party to any litigation that could reasonably be expected to give rise to (A) liability under the False Claims Act, (B) a claim for price adjustment under the Truth in Negotiations Act, or (C) any other request for a reduction in the price of any Government Contract, including but not limited to claims based on actual or alleged defective pricing. There exists no basis for a claim of any material liability of the Company by any Governmental Authority as a result of defective cost and pricing data submitted to any Governmental Authority. The Company is not participating in any pending claim and, to the Knowledge of the Company and the Seller, has no interest in any potential claim under the Contract Disputes Act against the United States Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Contract Bid.

4.24.6     Except as set forth on Schedule 4.24.6, (A) the Company has not received, during the past five (5) years, any written or, to the Knowledge of the Company and the Seller, any oral, show cause, cure, default or similar notice relating to the Government Contracts; (B) no

Government Contract has been terminated for default in the past three (3) years; and (C) the Company has not received, during the past five (5) years, any written or, to the Knowledge of the Company and the Seller, any oral, notice terminating any Government Contract for convenience or indicating an intent to terminate any of the Government Contracts for convenience.

4.24.7     Except as set forth on Schedule 4.24.7, the Company has not, during the past five (5) years, received any written, or to the Knowledge of the Company and the Seller, oral, notice of any outstanding claims or contract disputes to which the Company is a party (A) relating to the Government Contracts or Government Contract Bids and involving either a Governmental Authority, any prime contractor, any higher-tier subcontractor, vendor or any third party; and (B) relating to the Government Contracts under the Contract Disputes Act or any other federal statute.

4.24.8     Neither the Company nor the Seller has ever been and is not now, suspended, debarred or proposed for suspension or debarment from bidding on any Government Contract. No suspension or debarment actions with respect to Government Contracts have been commenced, or to the Knowledge of the Company and the Sellers, threatened against the Company or any of its officers or employees. To the Knowledge of the Company and the Seller, there is no valid basis for the Company’s or the Seller’s suspension or debarment from bidding on contracts or subcontracts for or with any Governmental Authority.

4.24.9     No negative determination of responsibility has been issued against the Company during the past three (3) years with respect to any quotation, bid or proposal for a Government Contract.

4.24.10  Except as set forth on Schedule 4.24.10, (A) the Company has not undergone and is not undergoing any audit, inspection, survey or examination of records by any Governmental Authority relating to any Government Contract, (B) the Company has not received written notice of, and to the Knowledge of the Company and the Seller, the Company has not undergone any investigation relating to any Government Contract, and (C) to the Knowledge of the Company and the Seller, no such audit, inspection, investigation, survey or examination of records is threatened. Except as set forth in Schedule 4.24.10, the Company has not, during the past five (5) years, received any official notice that it is or was being specifically audited (other than routine DCAA or similar audits) or investigated by the General Accounting Office, any state or federal agency Inspector General, the contracting officer with respect to any Government Contract or the Department of Justice (including any United States Attorney). The Company has not received any written notice that any audit, review, inspection, investigation, survey or examination of records described in Schedule 4.24.10 has revealed any fact, occurrence or practice which could reasonably be expected to have a Material Adverse Effect on the Company.

4.24.11  During the last five (5) years, the Company has not made any voluntary disclosure in writing to any Governmental Authority with respect to any material alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Contract Bid.

4.24.12  The Company has not received any written notice that any, and to the Knowledge of the Company and the Seller, none of the Company’s employees, consultants or agents is (or during the last five (5) years has been) under administrative, civil or criminal investigation or indictment by any Governmental Authority with respect to the conduct of the business of the Company. The Company has not received written notice of any, and to the Knowledge of the Company and the Seller, there is no, pending investigation of any officer, employee or representative of the Company, nor within the last five (5) years has there been any audit or investigation of the Company or any officer, employee or representative of the Company relating to the business of the Company resulting in a material adverse finding with respect to any material alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Contract Bid.

4.24.13  To the Knowledge of the Company and the Seller, the Company is in compliance in all material respects with all applicable national security obligations, including those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (January 1995), and any supplements, amendments or revised editions thereof.

4.24.14  Except as set forth on Section 4.24.14, to the Knowledge of the Company and the Seller, there are no events or omissions that would reasonably be expected to result in (A) a material claim against the Company by a Governmental Authority or any prime contractor, subcontractor, vendor, or other third party arising under or relating to any Government Contract or Government Contract Bid, or (B) a material dispute between the Company and a Governmental Authority or any prime contractor, subcontractor, vendor, or other third party arising under or relating to any Government Contract or Government Contract Bid.

4.24.15  Except as set forth on Schedule 4.24.15, during the past five (5) years, the Company has undertaken no internal audit of any events or omissions that, at the time of the audit, the Company or the Seller reasonably expected to have a Material Adverse Effect on performance of a Government Contract or Government Contract Bid or a Material Adverse Effect on the Company as a whole. Except as set forth on Schedule 4.24.15, to the Knowledge of the Sellers and the Company, (A) all Government Contract Bids listed on Schedule 4.24.15 were submitted in the Ordinary Course of Business of the Company, (ii) all Government Contract Bids listed on Schedule 4.24.15 were based on assumptions believed by the management of the Company to be reasonable, and (iii) the Company and the Sellers reasonably believe all Government Contract Bids listed on Schedule 4.24.15 are capable of performance by the Company in accordance with the terms and conditions of such Government Contract Bid without a total program loss over the life of such Government Contract (calculated in accordance with the Company’s accounting principles consistently applied).

4.24.16  To the Knowledge of the Company and the Seller, no Government Contract, during the past five (5) years, has incurred or currently projects costs overruns in an amount exceeding $25,000. No payment has been made by the Company or, to the Knowledge of the Company and the Seller, by a Person acting on the Company’s behalf, to any Person (other than to any bona fide employee or agent of the Company, as defined in subpart 3.4 of the FAR) which is or was improperly contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable procurement law or regulation or any other Laws.

4.24.17       Except as set forth on Schedule 4.24.17, the Company has not assigned or otherwise conveyed or transferred, or agreed to assign, to any Person, any Government Contracts, or any account receivable relating thereto, whether a security interest or otherwise.

4.24.18       Except as set forth on Schedule 4.24.18, the Company has reached agreement with the cognizant government representatives approving and “closing” all rates, rate schedules and indirect costs charged to Government Contracts for the years 1983 through 2003.

4.24.19       Schedule 4.24.19 identifies, as of December 31, 2003, all material personal property, equipment and fixtures loaned, bailed or otherwise furnished to the Company by or on behalf of the United States Government (the “Government-Furnished Items”). To the Knowledge of the Company and the Seller, the Company has complied in all material respects with all of its obligations relating to the Government-Furnished Items and, upon the return thereof to the United States Government in the condition thereof on the date hereof, would have no liability to the United States Government with respect thereto.

4.24.20       Except as set forth on Schedule 4.24.20, (A) no written claims, or claims threatened in writing, exist against the Company with respect to express warranties and guarantees contained in Government Contracts on products or services provided by the Company; (B) no such claims of a material nature have been made against the Company in the past 5 years; (C) to the Knowledge of the Company and the Seller, no amendment has been made to any written warranty or guarantee contained in any Government Contract that would reasonably be expected to result in a Material Adverse Effect on the Company; and (D) to the Knowledge of the Company and the Seller, the Company has not taken any action which would reasonably be expected to give any Person a right to make a claim under any written warranty or guarantee contained in any Government Contract.

4.24.21       Except to the extent prohibited by applicable Law, Schedule 4.24.21 sets forth all material facility security clearances held by the Company, all employees of the Company who have security clearances and all employees of the Company who have pending requests for security clearances.

4.25                    Liability for Cost and Pricing Data. To the Knowledge of the Company and the Seller, there exists no basis for a claim of any liability against the Company by any Governmental Authority as a result of defective cost and pricing data submitted to any Governmental Authority, including, without limitation, any such data relating to liabilities accrued on the Company’s books or in their respective financial accounts for deferred compensation to any employees of the Company.

4.26                    Notes and Accounts Receivable. All notes and accounts receivable of the Company shown on all balance sheets included in the Financial Statements arose from sales actually made or services actually performed in the Ordinary Course of Business of the Company and are subject to no setoffs or counterclaims. To the Knowledge of the Company and the Seller, the billed accounts receivable have been collected or are fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Company.

4.27                    Organizational Conflicts of Interest. Except as set forth on Schedule 4.27, to the knowledge of the Company and the Seller in the past six years, the Company has not had access to non-public information nor provided systems engineering, technical direction, consultation, technical evaluation, source selection services or services of any type, nor prepared specifications or statements of work, nor engaged in any other conduct that would create in any current Governmental Authority procurement for which the Company has submitted a Government Bid an Organizational Conflict of Interest, as defined in Federal Acquisition Regulation 9.501, with the Company.

4.28                    Customers and Suppliers.

4.28.1              Schedule 4.28 identifies the 10 largest customers (by revenue) of the Company (on a consolidated basis) for each of the two most recent fiscal years and sets forth opposite the name of each such customer the percentage of consolidated net revenues attributable to such customer. Schedule 4.28 also identifies any additional customers which the Company reasonably anticipates shall be among the 20 largest customers for the current fiscal year. For purposes of this Section 4.28, “customer” shall mean any contracting entity (without regard to the end user of the goods or services in question).

4.28.2              Since the date of the Most Recent Balance Sheet, no material supplier of the Company has indicated that it shall stop, or materially decrease the rate of, supplying materials, products or services to the Company, and to the Company’s and the Seller’s Knowledge no customer listed on Schedule 4.28 has indicated that it shall stop, or materially decrease the rate of, buying materials, products or services from the Company.

4.29                    Affiliated Transactions. Except as set forth on Schedule 4.29, neither (i) Seller, (ii) any member of Seller’s immediate family (limited to Seller’s spouse and any child by blood or adoption, brother, sister, or parent of Seller or Seller’s spouse), (iii) any of the Seller’s Affiliates (excluding the Company), nor (iv) any officer, director, or person owning beneficially or of record at least 10% of the voting stock of the Company or any other Affiliate of Seller (each, a “Related Party”) (x) is a party to any material agreement, contract, commitment, arrangement, or transaction with the Company or that pertains to the business of the Company, excluding employment or other compensation, non-competition, confidentiality or other similar agreements between the Company and any Person who is an officer, director, or employee of the Company (each an “Related Party Agreement”); or (y) owns, leases, or has any economic or other interest in any asset, tangible or intangible, that is used by the Company in carrying out its business. As of the Closing, there shall be no outstanding or unsatisfied financial obligations of any kind (including, without limitation, inter-company accounts, notes, guarantees, loans, or advances) between the Company on the one hand and a Related Party on the other hand (each a “Related Party Obligation”), except to the extent arising out of the post-Closing performance of a Related Party Agreement that is in writing and is set forth on Schedule 4.29 (and a true and complete copy of which has been provided to the Buyer). The satisfaction, release, termination, or other disposition of a Related Party Obligation shall not have caused, and shall not reasonably be expected to cause, the Company to suffer an Adverse Consequence, except to the extent that such Adverse Consequence is reflected in the Most Recent Financial Statements and does not and will not impose any obligation or other Liability on the Company from and after the Closing.

4.30                    Defense Articles, Defense Services and Technical Data. During the period from inception to the present, the Company has not manufactured or brokered “defense articles,” exported “defense articles” or furnished “defense services” or “technical data” to foreign nationals in the United States or abroad, as those terms are defined in 22 Code of Federal Regulations Sections 120.6, 120.9 and 120.10, respectively.

4.31                    Disclosure. To the Seller’s knowledge, no representation or warranty by the Seller or the Company contained in this Agreement and no statement of fact contained (i) in the Disclosure Schedules delivered to the Buyer or its representatives pursuant to this Agreement, or (ii) in certificates or other documents, delivered pursuant to this Agreement, by the Company and the Seller to the Buyer or any of its representatives contains any untrue statement of material fact or omits or will knowingly omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

4.32                    Bank Accounts. Schedule 4.32 lists the names and locations of all banks and other financial institutions with which the Company maintains an account (or at which an account is maintained to which the Company has access as to which deposits are made on behalf of the Company), in each case listing the type of account, the account number therefor, and the names of all Persons authorized to draw thereupon or have access thereto and lists the locations of all safe deposit boxes used by the Company.

5.                                      ADDITIONAL AGREEMENTS OF THE PARTIES.

The Parties agree as follows with respect to the period following the Closing.

5.1                           General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7 below). The Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of and Seller will provide to Buyer all documents, books, records (including Tax records), agreements, corporate minute books and financial data of any sort relating to the Company; provided that Buyer will provide Seller with reasonable access to all such data, records and information following the Closing.

5.2                           Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that existed on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with such Party and such Party’s counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 7 below).

5.3                                  Transition. Neither the Seller nor the Company will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing. The Seller will refer all customer inquiries relating to the business of the Company to the Company from and after the Closing.

5.4                                  Confidentiality. The Seller will treat and hold as confidential all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in Seller’s possession. In the event that Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.4. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller may disclose the Confidential Information to the tribunal; provided, however, that Seller shall use Seller’s reasonable best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

5.5                           Company’s Accountants. The Seller will cooperate with the Buyer, upon the request of the Buyer, in obtaining the consent of the Company’s Accountants to the use by the Buyer of the historical financial statements of the Company in connection with any filing by CHC under the Securities Act or the Exchange Act.

6.                                      CONDITIONS TO OBLIGATION TO CLOSE.

6.1                           Conditions to Obligation of the Parties Generally. The Parties shall not be obligated to consummate the transactions to be performed by each of them in connection with the Closing if, on the Closing Date, (i) any action, suit, or proceeding shall be pending or threatened before any Governmental Authority wherein an Order or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (ii) any Law or Order which would have any of the foregoing effects shall have been enacted or promulgated by any Governmental Authority. Each Party may waive any condition to its obligations specified in this Section 6.1 by execution of a writing so stating at or prior to the Closing.

6.2                           Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

6.2.1                     the representations and warranties set forth in Section 3.1 and Section 4 above that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, at and as of the date of this Agreement and the Closing Date (except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (y) for changes permitted by this Agreement);

6.2.2                     the Seller and the Company shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material” and “Material Adverse Effect,” in which case with respect to such covenants the Seller and the Company shall have performed and complied with such covenants hereunder in all respects through the Closing;

6.2.3                     no action, suit, or proceeding shall be pending or threatened before any Governmental Authority wherein an Order or charge would (A) affect adversely the right of the Buyer to own the Company Shares and to control the Company, (B) affect adversely the right of the Company to own its assets and to operate its business, (C) prevent consummation of any of the transactions contemplated by this Agreement, or (D) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such Order or charge shall be in effect), nor shall any Law or Order which would have any of the foregoing effects have been enacted or promulgated by any Governmental Authority;

6.2.4                     no event, change or development shall exist or shall have occurred since the date of this Agreement that has had or is reasonably likely to have a Material Adverse Effect on the Company;

6.2.5                     the Seller and Company shall have procured all of the necessary Governmental Authority authorizations, consents, orders and approvals;

6.2.6                     the Seller and the Company shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 6.2.1 through Section 6.2.5 is satisfied in all respects;

6.2.7                     the Buyer shall have received letters of resignation from each of the directors of the Company;

6.2.8                     each of Deon Buffaloe and Bette Burgess shall have entered into an Employment Agreement substantially in the form of Exhibit C attached hereto (the “Employment Agreement”);

6.2.9                     the Seller and Michael Hardy, on the one hand, and the Company, on the other hand, shall have entered into a limited mutual release substantially in the form of Exhibit D attached hereto (the “Release of Claims”);

6.2.10              the Buyer shall have received from counsel to the Seller an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to the Buyer, and dated as of the Closing Date;

6.2.11              the Seller and Michael Hardy shall have each executed and delivered to Buyer a five-year Confidentiality and Non-Competition Agreement in the form of Exhibit F;

6.2.12              the Seller shall deliver to Buyer such documentation that properly evidences the Company is not a lessee and/or guarantor and has no obligations with respect to the vehicle owned by the Seller, as further described on Schedule 6.2.12.

6.2.13              the Seller shall have caused the Company to have no long term Indebtedness as of Closing and shall have provided Buyer a certificate to such effect;

6.2.14              the Seller shall have executed and delivered the Escrow Agreement;

6.2.15              the Seller shall have delivered to Buyer original stock certificates representing the Company Shares and irrevocable stock powers executed by Seller transferring the Company Shares to Buyer;

6.2.16              the Seller shall have delivered to Buyer the original corporate record book (minute book) of the Company;

6.2.17              the Seller and Company shall have paid the attorneys and accountants to the Seller and Company in full through Closing and shall have delivered to Buyer a certificate to such effect;

6.2.18              the Seller and Company shall have terminated all Related Party Agreements and provided Buyer with evidence of such terminations;

6.2.19              all consents, permits and approvals from parties to contracts with the Company or with the Seller that are set forth on Schedule 6.2.19 shall have been obtained and be in full force and effect, and the Buyer shall have been furnished with evidence reasonably satisfactory to it that such consents, permits and approvals have been obtained and are in full force and effect;

6.2.20              the approval of the Board of Directors of the Company (if required by applicable law) shall have been obtained, and the Buyer shall have been furnished with evidence reasonably satisfactory to it that such approval and any other approvals necessary for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents have been obtained;

6.2.21              with respect to each Real Property Lease set forth on Schedule 4.12, the Buyer shall have received any consent of the landlord required under such Real Property Lease in connection with the consummation of the transactions contemplated herein;

6.2.22              at the Closing, the Buyer shall received an affidavit from Seller, setting forth such Seller’s name, address and federal tax identification number and stating that Seller is not a “foreign person” within the meaning of Section 1445 of the Code. If, on or before the Closing, the Buyer shall not have received such affidavit, the Purchaser may withhold from the Initial Payment at Closing to the Sellers pursuant hereto such sums as are required to be withheld therefrom under Section 1445 of the Code;

6.2.23 all actions to be taken by the Seller and the Company in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

The Buyer may waive any condition to its obligations specified in this Section 6.2 by execution of a writing so stating at or prior to the Closing.

6.3                             Conditions to Obligation of the Seller. The obligations of the Seller to consummate the transactions to be performed by the Seller in connection with the Closing is subject to satisfaction of the following conditions:

6.3.1                     the representations and warranties set forth in Section 3.2 above that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, at and as of the date of this Agreement and the Closing Date (except (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (y) for changes permitted by this Agreement);

6.3.2                     the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as “material” and “Material Adverse Effect,” in which case the Buyer shall have performed and complied with all of its covenants hereunder in all respects through the Closing;

6.3.3                     the Parties shall have received all authorizations, consents, and approvals of Governmental Authorities referred to in Section 3.1.2, Section 3.2.2 and Section 4.3 above;

6.3.4                     the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 6.3.1 through Section 6.3.3 is satisfied in all respects;

6.3.5                     all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

6.3.6                     Buyer shall have delivered the Cash Closing Amount in accordance with Section 2.2

6.3.7                     Buyer shall have executed and delivered the Confidentiality and Non-Competition Agreements, by and between the Buyer and each of Seller and Michael Hardy, substantially in the form attached hereto as Exhibit F.

6.3.8                     Company shall have entered into that certain Release of Claims identified in Section 6.2.9 above.

6.3.9                     The Buyer shall have entered into those certain Employment Agreements identified in Section 6.2.8 above.

6.3.10              The Board of Directors of the Buyer shall have authorized and approved this Agreement and the transactions contemplated hereby.

6.3.11              Seller shall have caused the Company to deliver to Buyer a certified copy of the Company’s articles of incorporation, and all amendments thereto.

6.3.12              The Buyer shall have delivered the Escrow Amount to the Escrow Agent and shall have entered into the Escrow Agreement.

6.3.13              Seller shall have caused the Company to obtain and deliver to Buyer a certificate of good standing of the Company from the Maryland Department of Assessments and Taxation a certificate from the Secretaries of State of each jurisdiction in which the Company owns or leases real property or otherwise does business evidencing the Company’s authorization to conduct business as a foreign corporation in such state, dated not earlier than ten (10) days prior to the Closing Date.

The Seller may waive any condition to its obligations specified in this Section 6.3 by execution of a writing so stating at or prior to the Closing.

7.                                      INDEMNIFICATION.

7.1                           Indemnification by the Seller. The Seller agrees to indemnify, defend and hold harmless the Buyer Parties (and their respective directors, officers, employees, Affiliates, successors and assigns) against, and hold the Buyer Parties harmless from and in respect of, any and all Losses incurred by the Buyer Parties in any and all actions or proceedings between the Buyer Parties and the Seller or between the Buyer Parties and any third party or otherwise) based upon, arising out of, or otherwise in respect of or which are incurred by virtue of or result from (a) (i) the inaccuracy in or breach of any representation or warranty made by the Seller or the Company, or (ii) the non-fulfillment by the Company or the Seller prior to the Closing and by the Seller from and after the Closing, of any unwaived covenant or agreement, in the case of (i) and (ii) above, as contained in this Agreement or in any of the other Transaction Documents or in any document or instrument delivered at the Closing pursuant hereto or thereto or (b) enforcing the Buyer Parties’ indemnification rights provided for hereunder; provided, however, that no indemnification shall be payable under this Section 7.1 to the extent that indemnity is specifically provided for Losses pursuant to any supplemental indemnity pursuant to Section 7.3 of this Agreement.

7.2                           Indemnification by the Buyer. The Buyer agrees to indemnify the Seller against and hold Seller harmless from and in respect of any and all Losses which are incurred by virtue of or result from (a) (i) the inaccuracy in or breach of any representation or warranty made by Buyer, or (ii) the non-fulfillment or breach of any unwaived covenant or agreement, in each case as made by or on behalf of the Buyer in this Agreement or in any of the other Transaction Documents or in any document or instrument delivered at the Closing pursuant hereto or thereto or (b) enforcing the Seller’s indemnification rights provided for hereunder.

7.3                               Supplemental Indemnification by Seller.

7.3.1                     Supplemental ERISA Indemnification. Seller agrees to indemnify and hold harmless the Buyer Parties with respect to any Losses incurred by any of the Buyer Parties based upon, arising out of or otherwise in respect of, the Company’s being affiliated prior to the date hereof, directly or indirectly, under Code Section 414 or ERISA Section 4001 or any similar foreign law, with the Seller or any of their Affiliates. In addition, Seller agrees to indemnify and hold harmless the Buyer Parties and Employee Benefit Plans with respect to any and all Losses arising out of or otherwise in respect of (i) any Employee Benefit Plan that is not disclosed on Schedule 4.20 or any violation of any reporting and disclosure rules or regulations, including, without limitation, the failure to timely file any report, schedule, application for determination, or any other information required to be reported, under ERISA or the Code in respect of any Employee Benefit Plan that is not disclosed on Schedule 4.20, (ii) any violation of any reporting and disclosure rules or regulations, including, without limitation, the failure to timely file any report, schedule, application for determination, or any other information required to be reported, under ERISA or the Code in respect of any Employee Benefit Plan that is disclosed on Schedule 4.20 and (iii) any failure to amend, within the time period required under the Code, any Employee Benefit Plan that is a tax-qualified retirement plan to qualify under Section 401(a) of the Code.  Notwithstanding anything to the contrary in Section 7.4, the indemnification obligations set forth in clauses (i) (ii) and (iii) of the second sentence of this Section 7.3.1 shall be treated as ERISA Claims (as defined in Section 7.4) for purposes of the survival provisions of Section 7.4 and shall be subject to the dollar limitations in Section 7.5(i) and (ii).

7.3.2                     Supplemental Contract Indemnification. Seller agrees to indemnify and hold harmless the Buyer Parties with respect to any Losses incurred by any of the Buyer Parties based upon, arising out of or otherwise in respect of, any government disallowance of incurred Direct Contract Costs and/or Indirect Costs, including, without limitation, any Losses arising out of Defense Contract Audit Agency for any time period prior to the Closing Date. Notwithstanding anything to the contrary in Sections 7.3.2 and 7.5, all indemnification obligations in this Section 7.3.2 shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, shall terminate on March 31, 2006 and shall be subject to the dollar limitations in Sections 7.5(i) and (ii).

7.3.3                     Supplemental Tax Indemnification. Seller agrees to indemnify the Buyer Parties for any liability for any Taxes imposed on the Company (including without limitation, any underpayment penalties, and any Taxes required to have been withheld from payments to the employees of the Company) pursuant to federal, state, local or foreign law attributable to any periods or portions thereof ending on or before the Closing Date (“Pre-Closing Taxes”) in excess of Taxes which are included as current liabilities for purposes of computing Working Capital. All indemnification obligations set forth in this Section 7.3.3 shall be treated as Tax Claims (as defined in clause (b) of Section 7.4) for purposes of the survival provisions of Section 7.4 and shall not be subject to any dollar limitation, including, without limitation, those set forth in Section 7.5.

7.3.4                     Supplemental Rate Overruns Indemnification. Seller agrees to indemnify and hold harmless the Buyer Parties with respect to any Losses incurred by any of the Buyer Parties based upon, arising out of or in connection with the Company’s rate overruns for any time period prior to December 31, 2003. Notwithstanding anything to the contrary in Section 7.4 and 7.5, all indemnification obligations in this Section 7.3.6 shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, shall terminate on March 31, 2006 and shall be subject to the dollar limitations described in Section 7.5(i) and (ii).

7.4                               Survival of Representations and Warranties of the Seller. Notwithstanding any right of the Buyer fully to investigate the affairs of the Company and the Seller and notwithstanding any knowledge of facts determined or determinable by the Buyer pursuant to such investigation or right of investigation, the Buyer has the right to rely fully upon the representations and warranties of each of the Seller and the Company contained in this Agreement. All representations and warranties of the parties hereto contained in this Agreement shall survive the execution and delivery hereof and the Closing hereunder, and, except for the representations and warranties made in Sections 3.1, 3.2, 4.1, 4.2, 4.3 and 4.11 which shall survive without limit, (a) with respect to any General Claim (as defined below), or ERISA Claim, shall terminate on March 31, 2006, (b) with respect to any Tax Claim, shall terminate on the later of (i) sixty (60) days following the date upon which the liability to which any such Tax Claim may relate is barred by all applicable statutes of limitation (including any extension or waiver of such periods) and (ii) sixty (60) days following the date upon which any claim for refund or credit related to such Tax Claim is barred by all applicable statutes of limitations (including any extension or waiver of such periods), (c) unless, in the case of clauses (a), (b) and (c) above, the party asserting such claim shall have given notice on or prior to such date, to the party against which such claim is asserted.

As used in this Agreement, the following terms have the following meanings: (a) “General Claim” means any claim (other than a Tax Claim, an ERISA Claim, an Environmental Claim), (b) “Tax Claim” means any claim based upon, arising out of or otherwise in respect of, any inaccuracy in or any breach of any representation or warranty of any Seller or the Company contained in this Agreement related to Taxes, including, without limitation, Section 4.11 and any claim for Losses pursuant to Section 7.3.3, (c) “ERISA Claim” means any claim based upon, arising out of or otherwise in respect of, any inaccuracy in or any breach of any representation or warranty of any Seller or the Company contained in this Agreement related to any Plan, including, without limitation, Section 4.20 and any claim for Losses pursuant to Section 7.3.1, and (d) “Environmental Claim” means any claim based upon, arising out of or otherwise in respect of, any inaccuracy in or any breach of any representation or warranty of any Seller contained in Section 4.22. Except as otherwise expressly provided herein, the covenants and agreements contained in this Agreement shall survive the execution and delivery hereof and the consummation of the transactions contemplated hereby.

7.5                           Certain Limitations on Indemnification Obligations. The Buyer Parties shall not be entitled to receive any indemnification payments under Sections 7.1 and 7.3:

(i)                                     in connection with the inaccuracy in or breach of any representation or warranty or any other claim, until the aggregate amount of Losses incurred by the Buyer Parties equal $145,000 (the “Deductible Amount”), whereupon the Buyer shall be entitled to receive in full indemnity payments for all such Losses in excess of the Deductible Amount; provided, however, that solely for purposes of determining whether the amount of the Seller’s indemnification obligations exceeds the Deductible Amount, a breach of the Seller’s and the Company’s representations or warranties that gives rise to losses in excess of $25,000 shall be determined without regard to any limitation or qualification as to materiality or Company Material Adverse Effect (or similar concept) set forth in such representation or warranty.

(ii)                                  Other than Tax Claims or as a result of a breach of Section 3.1, the maximum aggregate amount of indemnification to which the Buyer Parties shall be entitled to receive for General Claims, ERISA Claims and Environmental Claims or otherwise shall not exceed $2.8 million.

7.6                           Defense of Claims. In the case of any claim for indemnification under Section 7.1, 7.2 or 7.3 arising from a claim of a third party (including the IRS or any Governmental Agency), an indemnified party shall give prompt written notice and, subject to the following sentence, in no case later than twenty (20) days after the indemnified party’s receipt of notice of such claim, to the indemnifying party of any claim, suit or demand of which such indemnified party has Knowledge and as to which it may request indemnification hereunder. The failure to give such notice shall not, however, relieve the indemnifying party of its indemnification obligations except to the extent that the indemnifying party is actually harmed thereby. The indemnifying party shall have the right to defend and to direct the defense against any such claim, suit or demand (including, without limitation, ERISA Claims, Tax Claims and claims relating to Sections 7.3.2), at its expense, and with counsel selected by the indemnifying party unless such claim, suit or demand seeks an injunction or other equitable relief against the indemnified party; provided, however, the indemnifying party shall not have the right to defend or direct the defense of any such claim, suit or demand if it refuses to acknowledge fully its obligations to the indemnified party or contests, in whole or in part, its indemnification obligations therefor. If the indemnifying party elects, and is entitled, to compromise or defend such claim, it shall within 30 days (or sooner, if the nature of the claim so requires) notify the indemnified party of its intent to do so, and the indemnified party shall, at the request and expense of the indemnifying party, cooperate in the defense of such claim, suit or demand. If the indemnifying party elects not to compromise or defend such claim, fails to notify the indemnified party of its election as herein provided or refuses (other than in good faith) to acknowledge or contests its obligation to indemnify under this Agreement, the indemnified party may pay, compromise or defend such claim. Except as set forth in the immediately preceding sentence, the indemnifying party shall have no indemnification obligations with respect to any such claim, suit or demand which shall be settled by the indemnified party without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed); provided, however, that notwithstanding the foregoing, the indemnified party shall not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and exercise thereof has been stayed, nor shall it be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a lien upon any of the property or assets then held by the indemnified party or where any delay in payment would cause the indemnified party material economic loss. The indemnifying party’s right to direct the defense shall include the right to compromise or enter into an agreement settling any claim by a third party; provided that no such compromise or settlement shall obligate the indemnified party to agree to any settlement which requires the taking of any action by the indemnified party other than the delivery of a release, except with the consent of the indemnified party (such consent to be withheld or delayed only for a good faith reason). Notwithstanding the indemnifying party’s right to compromise or settle in accordance with the immediately preceding sentence, the indemnifying party may not settle or compromise any claim over the objection of the indemnified party; provided, however, that consent by the indemnified party to settlement or compromise shall not be unreasonably withheld or delayed. The indemnified party shall have the right to participate in the defense of any claim, suit or demand with counsel selected by it subject to the indemnifying party’s right to direct the defense. The fees and disbursements of such counsel shall be at the expense of the indemnified party; provided, however, that, in the case of any claim, suit or demand which seeks injunctive or other equitable relief against the indemnified party, the fees and disbursements of such counsel shall be at the expense of the indemnifying party.

7.7                           Non-Third Party Claims. Any claim which does not result in a third party claim shall be asserted by a written notice to the other Party or Parties. The recipient of such notice shall have a period of forty-five (45) days after receipt of such notice within which to respond thereto. If the recipient does not respond within such forty-five (45) days, the recipient shall be deemed to have accepted responsibility for the Losses set forth in such notice and shall have no further right to contest the validity of such notice. If the recipient responds within such forty-five (45) days after the receipt of the notice and rejects such claim in whole or in part, the party delivering shall be free to pursue such remedies as may be available to it under contract or applicable law.

7.8                           Liability of the Company. The Buyer shall not after the Closing make any claim against the Company in respect of any representation, warranty, covenant or any other obligation of the Company to the Buyer hereunder or under any other Transaction Document to which the Company is a party. The Buyer shall not make any claim against Seller in respect of any non-fulfillment after the Closing by the Company of any covenant hereunder or under any other Transaction Document to which the Company is a party. Notwithstanding anything herein to the contrary, the Buyer retains, and nothing contained in this Section 7.8 shall in any way waive or limit, its rights to bring claims against the Seller pursuant to this Article 7.

7.9                           Tax Treatment. All indemnification payments shall constitute adjustments to the Purchase Price for all Tax purposes, and no party shall take any position inconsistent with such characterization, unless a final determination by any Governmental Authority causes any such amount not to constitute an adjustment to the Purchase Price for Tax purposes.

7.10                    Exclusive Remedy. The foregoing indemnification provisions in this Section 7 shall be the exclusive remedy from and after the Closing of the Buyer against the Seller and of the Seller against the Buyer for Losses under Sections 7.1, 7.2 and 7.3 or with respect to any other claims relating to this Agreement or the transactions contemplated hereby, provided that nothing contained in this Agreement (i) is intended to waive any claims for fraud or willful misconduct to which a party may be entitled, or shall relieve or limit the liability of any party or any officer or director of such Party from any liability arising out of or resulting from fraud or willful misconduct in connection with the transactions contemplated by this Agreement or in connection with the delivery of any of the documents referred to herein and (ii) is intended to waive any equitable remedies to which a party may be entitled.

7.11                    No Right of Contribution. The Seller shall have no right to seek contribution from the Company or the Buyer with respect to all or any part of any of the Seller’s indemnification obligations under this Section 7.

7.12                    Insurance. The Buyer shall first proceed against any insurance that is available with respect to any Losses prior to seeking payment with respect to any indemnification claim for Seller.

7.13                    Set-Off. Any amounts to which Buyer may be entitled pursuant to the provisions of Sections 7.1 or 7.3 may be set-off by Buyer against the Escrow Amount. Prior to any such set-off, Buyer shall provide in writing notice at least thirty (30) days to Seller describing the amount of and basis for such set-off. The Escrow Amount represented by the proposed set-off shall be suspended until the claim or dispute that is the basis for the proposed set-off is either (i) resolved by the parties in writing or (ii) determined by an arbitration award after which time the proposed set-off shall become effective. Any payment or set-off determined upon resolution of any proposed set-off shall be made within ten (10) days following the resolution or determination of such claim or dispute. If such claim that is the basis for the setoff results in an award or settlement of damages less than the amount of the set-off, then Buyer shall pay Seller the difference between the amount setoff and the award or settlement of damages, plus interest at the rate of four percent (4%) per annum. Interest paid pursuant to this sub-section shall be accrued from the date the scheduled payment was due.

8.                                      TAX MATTERS.

The following provisions shall govern the allocation of responsibility as between the Buyer and the Seller for certain Tax matters following the Closing Date:

8.1                           Company Status. The Company and the Seller will not, prior to the Closing, revoke the Company’s election to be taxed as an S corporation within the meaning of Code §§1361 and 1362. Prior to the Closing, the Company and the Seller will not take or allow any action that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Code §§1361 and 1362.

8.2                           Post-Closing Tax Returns.

8.2.1                           Preparation of Company Income Tax Returns by Seller. Seller shall direct the Company’s Accountants to prepare all income Tax Returns required to be initially filed by the Company after the Closing Date which relate to taxable periods ending on or before the Closing Date (“Pre-Closing Income Tax Returns”), and shall be responsible for expenses of preparing such Tax Returns. Each such Tax Return shall be prepared in a manner consistent with the prior practice of the Company unless otherwise required by applicable Tax laws. A draft of each such Tax Return shall be provided to Buyer for review and approval at least 30 days prior to the due date for filing such Tax Return. Buyer shall have the right to review and approve such Tax Return prior to the filing of such Tax Return (which approval shall not be unreasonably withheld or delayed). For this purpose, Buyer’s withholding of timely approval of a Tax Return reflecting a reporting position as caused to be prepared by Seller shall be deemed reasonable only if the reporting position proposed by the Seller on such Tax Return does not have a “reasonable basis,” as defined in Code §6662. To the extent permitted by applicable law, Seller shall include any income, gain, loss, deduction or other Tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s furnished by the Company to the Seller for such periods.

8.2.2                           Preparation of Other Company Tax Returns. Except as provided with respect to Pre-Closing Income Tax Returns in Section 8.2.1, Buyer shall properly and accurately prepare (or cause to be prepared) each Tax Return required to be filed by the Company after the Closing Date for a taxable period beginning on or before the Closing Date, and shall be responsible for expenses of preparing such Tax Returns. If any Tax shown as due on any such Tax Return is to be borne by the Seller (taking into account indemnification obligations hereunder and adjustments to the Purchase Price), (A) such Tax Return shall be prepared in a manner consistent with the prior practice of the Company unless otherwise required by applicable Tax laws; (B) a draft of each such Tax Return shall be provided to Seller for review and approval at least 30 days prior to the due date for filing such return (or, if required to be filed within 90 days of the Closing, as soon as possible following the Closing); and (C) Seller shall have the right to review and approve such Tax Return prior to the filing of such Tax Return (which approval shall not be unreasonably withheld or delayed). For this purpose, Seller’s withholding of timely approval of a Tax Return based upon Buyer’s failure to adopt in such Tax Return an alternative reporting position suggested by Seller shall be deemed reasonable if the reporting position proposed by the Seller on such Tax Return has a “reasonable basis,” as defined in Code §6662.

8.2.3                           Filing of Tax Company Tax Returns and Payment of Taxes. Buyer shall file (or cause to be filed) each Tax Return required to be filed by the Company after the Closing Date for a taxable period beginning on or before the Closing Date, and shall cause to be timely paid all Taxes shown on such Tax Returns; provided that such payment obligation shall not prevent recovery by Buyer of any indemnification to which Buyer may be entitled under Section 7. To the extent that there are insufficient funds then available in the Escrow Account to fully pay such claim for indemnity, the Seller shall reimburse the Buyer for any Taxes of the Company payable with respect to a taxable period ending on or before the Closing Date or allocable to the Pre-Closing Period (as defined below), within fifteen (15) days after payment by Buyer or the Company of such Taxes to the extent of Seller’s obligation to indemnify against such Taxes pursuant to Section 7.3.3 of this Agreement (that is, to the extent of the excess of such Tax over the amount taken into account as a liability in the computation of Closing Working Capital).

8.2.4                           Closing of Taxable Periods; Allocation of Tax to the Pre-Closing Period. The Parties shall, unless prohibited by applicable law, cause the taxable period of the Company to end as of the close of the Closing Date. Buyer shall not permit the Company to take any actions after Closing on the Closing Date that are out of the Ordinary Course of Business, except as contemplated by this Agreement. For the avoidance of doubt, the Parties hereto agree that the taxable year of the Company, as a subchapter S corporation, shall terminate and end at the end of the day before the Closing Date for federal income Tax purposes (and to the extent applicable, for state and local income Tax purposes as well), and that all items of income, gain, deduction, or loss recognized on or after the Closing Date shall be included by the Company and CHC in CHC’s consolidated federal income tax return (and to the extent applicable, in CHC’s tax return for state and local tax purposes as well). For purposes of this Agreement, Taxes incurred by the Company with respect to a taxable period that includes but does not end on the Closing Date (other than a Taxable period that begins on the Closing Date), shall be allocated to the portion of the taxable period ending on the Closing Date (the “Pre-Closing Period”) (A) except as provided in (B) and (C) below, to the extent feasible, on a specific identification basis, according to the date of the event or transaction giving rise to the Tax, and (B) except as provided in (C) below, with respect to periodically assessed ad valorem Taxes and Taxes not otherwise reasonably allocable to specific identifiable transactions or events or dates, in proportion to the number of days in such taxable period that occur on or before the Closing Date compared to the total number of days in such taxable period, and (C) in the case of any Tax based upon or related to income or receipts, in an amount equal to the Tax which would be payable if the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practices of the Company. Notwithstanding the foregoing, the Parties agree that income Taxes attributable to the Pre-Closing Period shall include any Tax liability of the Company arising in connection with the Closing (including, without limitation, any Tax relating to distributions of property by the Company to the Seller occurring on the Closing Date) other than in the Ordinary Course of Business.

8.3                           Transfer Taxes. Notwithstanding Section 8.2 and Section 7.3.3, the Parties agree that all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest thereon, “Transfer Taxes”) incurred by the Company in connection with this Agreement, shall be borne one-half by the Buyer and one-half by the Seller. Each Party shall prepare at their own expense any Tax Returns relating to Transfer Taxes required to be filed by such Party, and, if required by applicable law, each Party will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation required to be filed by the other Parties. The Party paying any such Transfer Tax in excess of its ratable share shall be reimbursed by the other Party for the appropriate portion of such Tax within fifteen (15) days after notice and evidence of payment is given to the other Party of such payment; provided that reimbursement by the Seller shall be required only to the extent the portion of such Transfer Tax allocable to Seller exceeds the amount taken into account as a liability therefore in the Net Working Capital computation, and further provided that any payment from Seller otherwise required hereunder shall be paid first out of the Escrow Account to the extent thereof.

8.4                           Audits and Contests Regarding Taxes. Any Party who receives any notice of a pending or threatened Tax audit, assessment, or adjustment relating to the Company, or the Seller with respect to the Company, which may give rise to liability of another Party hereto, shall promptly notify Buyer and Seller within ten (10) business days of the receipt of such notice. The Parties each agree to consult with and to keep the other Parties hereto informed on a regular basis regarding the status of any Tax audit or proceeding to the extent that such audit or proceeding could affect a liability of such other Parties (including indemnity obligations hereunder). Seller shall have the right to represent the Company’s interests in any Tax audit or administrative or judicial proceeding and to employ counsel of Seller’s choice and at Seller’s expense, but reasonably satisfactory to Buyer, but only to the extent such audit or other proceeding pertains to taxable periods ending on or before the Closing Date. Buyer shall have the right to participate in such proceeding at its own expense, and shall be entitled to control the disposition of any issue involved in such proceeding which does not affect a potential liability of Seller. Both Buyer and Seller shall be entitled to represent their own interests in light of their responsibilities (including indemnity obligations) for the related Taxes, at their own expense, in any audit or administrative or judicial proceedings involving a taxable period that includes but does not end on the Closing Date, provided that neither Party shall communicate with representatives of an auditing Taxing Authority on any substantive matter without advising the other Party of the communication in advance, and if oral, providing the other Party an adequate opportunity to and participate in such communication. Notwithstanding the foregoing, Seller shall not agree to any settlement for any taxable period that would effect Tax Liabilities of Buyer or the Company for any taxable period beginning on or after the Closing Date without prior written consent of Buyer. Except as provided in this Section 8.5, the provisions of Article 7 including the provisions therein addressing settlement authority, shall govern the manner in which Tax audit or administrative or judicial proceedings are resolved.

8.5                           Cooperation on Tax Matters.

8.5.1                     The Buyer, the Company and the Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 8 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Seller shall (A) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Seller, any extensions thereof) of the respective taxable periods, and abide by all record retention agreements entered into with any Taxing Authority, and (B) give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Company or the Seller, as the case may be, shall allow the other Party to take possession of such books and records.

8.5.2                     The Buyer and the Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, without limitation, with respect to the transactions contemplated hereby).

8.6                           Purchase Price Allocation to Covenant Not to Compete. The Parties hereby agree that $100,000 of the Purchase Price shall be considered as having been paid for the Seller’s non-competition covenant of Seller.

8.7                           Buyer Actions Prohibited. The Buyer covenants that it will not and will not cause or permit the Company or any Affiliate of the Buyer to (1) take any action on the Closing Date other than in the Ordinary Course of Business, including, without limitation, the distribution of any dividend or the effectuation of any redemption, that could give rise to any Tax liability or reduce any Tax Asset of either the Company (for a taxable period or portion thereof ending on or before the Closing Date) or the Seller, or give rise to any loss of the Seller, or (2) make any election or deemed election under Section 338 of the Code, or (3) make or change any Tax election, amend any Tax Return or take any Tax position on any Tax Return, take any action, omit to take any action or enter into any transaction, merger or restructuring that ipso facto results in any increase in any Tax liability or any reduction of any Tax Asset of either the Company (for a taxable period or portion thereof ending on or before the Closing Date) or the Seller.

8.8                           Amended Tax Returns. Except in connection with an audit resolved pursuant to Section 8.5 and Section 7.6 (including consistent correlative adjustments to Tax Returns for non-audited taxable periods), no party may amend a Tax Return filed by any Party with respect to the Company or file or amend any Tax election of the Company, in each case, for a taxable period beginning prior to the Closing Date, without the consent of the other Parties hereto, not to be unreasonably withheld or delayed. Buyer shall, upon request by Seller and at the sole expense of the Seller, cooperate in the preparation of and submission to the proper Taxing Authority of any amended Tax Return which is required to cause such Tax Return to be consistent with adjustments to the Tax Returns of the Company for any other taxable period proposed by any Taxing Authority, or to give effect to an allowable loss carryback or carryover from a taxable period of the Company ending on or before the Closing Date.

9.                                      FEES RELATING TO TRANSACTION.

9.1                           Brokerage Fees. Except as otherwise set forth herein, the Seller and the Company represent and warrant to the Buyer that no broker, finder, agent or similar intermediary has acted on behalf of the Company or Seller in connection with this Agreement or the transactions contemplated hereby, and that there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Company or the Seller, or any action taken by the Company or any of the Seller. The Buyer represents and warrants to the Seller that no broker, finder, agent or similar intermediary has acted on behalf of the Buyer in connection with this Agreement or the transactions contemplated hereby, and that there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Buyer or any action taken by the Buyer. Each such party agrees to indemnify and save the other harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of such party, and to bear the cost of legal expenses incurred in defending against any such claim.

9.2                           Other Fees and Expenses. The parties to this Agreement shall bear their respective fees and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of attorneys, consultants, investment bankers, auditors and other third party advisors incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby. For purposes of clarifying the foregoing, unpaid expenses of the Seller and the Company shall be paid by the Seller out of the proceeds of the sale and not otherwise charged or expensed to, or paid by, the Company.

10.                               MISCELLANEOUS.

10.1                    Press Releases and Public Announcements. No Party shall issue or cause to be issued any press release or make or cause to be made any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer and the Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing Party will advise the other Parties prior to making the disclosure).

10.2                    No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

10.3                    Entire Agreement. With the exception of that certain confidentiality agreement between the Company and CHC dated November 7, 2003, which shall continue to survive this Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof. Without limiting the generality of the foregoing, the Parties agree that the letter agreement dated February 19, 2004, by and between the Company and the Buyer is null and void and of no further effect.

10.4                    Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of such Party’s rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder) and (iii) assign any and all of its rights hereunder to and for the benefit of any lender to the Buyer or the Company for the purpose of providing collateral security.

10.5                    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

10.6                    Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7                    Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be deemed duly given if personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or delivered by express courier service or telecopied (with hard copy to follow). Notices, demands, claims and other communications to the Parties shall, unless another address is specified in writing, be sent to the address or telecopy number set forth below:

If to the Buyer:	RGII Technologies, Inc.
1997 Annapolis Exchange Parkway
Suite 210
Annapolis, MD 21401
Attention: President
Fax: (410) 224-3767

With a copy to:	Reed Smith LLP
One Riverfront Plaza
Newark, NJ 07102
Attention: Gerard S. DiFiore
Fax: (973) 621-3199

Computer Horizons Corporation
49 Old Bloomfield Avenue
Mountain Lakes, New Jersey 07046-1495
Attention: General Counsel
Fax: (973) 402-7986

If to the Seller:	Cynthia F. Hardy
463 NE 38th Street
Boca Raton, FL 33431
Fax:

With a copy to:	Shaw Pittman
1650 Tysons Boulevard
McLean, VA 22102-4859
Attention: Craig E. Chason, Esq.
Phone: (703) 770-7947
Fax: (703) 770-7901

If to the Company:	AUTOMATED INFORMATION MANAGEMENT, INC.
4403 Forbes Boulevard
Lanham, Maryland 20706
Attention: President
Fax:

With a copy to:	RGII Technologies, Inc.
1997 Annapolis Exchange Parkway
Suite 210
Annapolis, MD 21401
Attention: President
Fax: (410) 224-3767

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

10.8                    Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Maryland without giving effect to any choice or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

10.9                    Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.10             Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.11             Expenses. Each of the Buyer, the Seller and the Company will bear such Person’s own costs and expenses (including, without limitation, attorneys’, accountants’, investment bankers and valuation experts’ fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that in the event that the transactions contemplated by this Agreement are consummated, if the Company remains liable on the Closing Date for any unpaid expenses incurred by or on behalf of the Company or the Seller in connection with the transactions contemplated hereby, which expenses have not been fully accounted for in the determination of Working Capital, such expenses shall be deducted from the Company’s working capital in the determination of Working Capital pursuant to Section 2.4.2.

10.12             Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

10.13             Incorporation of Exhibits and Disclosure Schedules.  The Exhibits and Disclosure Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

10.14             Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the Transaction Documents and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10.16 below), in addition to any other remedy to which they may be entitled, at law or in equity.

10.15             Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of Maryland, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.7 above. Nothing in this Section 10.15, however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

10.16             Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.17             Waiver of Certain Rights. By her execution of this Agreement, Seller hereby irrevocably waives, relinquishes and terminates effective as of the Closing Date any and all of Seller’s rights under the Company’s certificate of incorporation or bylaws, or under any agreement with the Company to which Seller is a party or in respect of which Seller may have any rights, including any purchase right, approval right, right of first refusal, or other similar right, with respect to the transactions contemplated by this Agreement, notwithstanding any defects in notice or procedure contained therein; provided that upon termination of this Agreement pursuant to Section 9 of this Agreement prior to Closing, this Section 10.17 shall thereupon become void and of no further force and effect.

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[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

RGII TECHNOLOGIES, INC.

By:	/s/ Kathryn B. Freeland
Kathryn B. Freeland, CEO

AUTOMATED INFORMATION MANAGEMENT, INC.

By:	/s/ Cynthia F. Hardy
Cynthia F. Hardy, President and CEO

SELLER

By:	/s/ Cynthia F. Hardy
Cynthia F. Hardy, Individually